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                                                                    EXHIBIT 10.1





                            STOCK PURCHASE AGREEMENT


                                  By and Among


                           RAMSAY MANAGED CARE, INC.,


                            RAMSAY HEALTH CARE, INC.


                                      and


                           HORIZON HEALTH CORPORATION





                               As of May 1, 1998
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Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1



                                                             SECTION I.
                                                  PURCHASE AND SALE OF THE SHARES



1.01      Purchase and Sale of the Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.02      The Indemnity Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.03      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.04      Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.05      Delivery of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.06      Intercompany Account Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3


                                                            SECTION II.
                                            REPRESENTATIONS AND WARRANTIES OF THE SELLER



A.        Representations and Warranties of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.01      Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.02      Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.03      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
2.04      Financial Statements; No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
2.05      Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
2.06      Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
2.07      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.08      Real Property Owned or Leased   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.09      Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.10      Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.11      Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.12      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.13      Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
2.14      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.15      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.16      Permits; Compliance with Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.17      Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.18      Trademarks, Patents and Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.19      Transactions with Certain Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.20      Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.21      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.22      Ownership of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
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2.23      Accounts Payable IBNR   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.24      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.25      Foreign Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.26      Improper Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.27      Status as Eligible Common Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
B.        Representations and Warranties of RHCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.28      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.29      Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.30      Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.31      Litigation; Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.32      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
C.        Agreement by the Purchaser Regarding No Other Representations or
          Warranties by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


                                                            SECTION III.
                                          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER



A.        Representations and Warranties of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.01      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.02      Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.03      Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.04      Litigation; Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.05      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.06      Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.07      Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
B.        Agreement by the Seller Regarding No Other Representations or Warrants
          by the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                            SECTION IV.
                                                            THE CLOSING



4.01      Time and Place of the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.02      Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
4.03      Effect on Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.04      Return of Documentation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
4.05      Sole and Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


                                                             SECTION V.
                                          CONDITIONS TO THE SELLER'S OBLIGATIONS TO CLOSE



5.01      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.02      Opinion of the Purchaser's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.03      Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
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5.04      No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.05      Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.06      Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.07      HSR Act Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.08      Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.09      PsychTrac License   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.10      Release of Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                                            SECTION VI.
                                         CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE



6.01      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.02      Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.03      Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.04      Corporate Minute Book   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.05      Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.06      Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.07      Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.08      Opinion of the Seller's Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.09      Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.10      No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.11      Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.12      Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.13      HSR Act Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.14      Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.15      Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.16      Certification of Non-Foreign Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.17      Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.18      Welfare Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.19      Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                                            SECTION VII.
                                                      CONDUCT OF THE BUSINESS



7.01      Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
7.02      Monthly Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
7.03      Operation of Businesses; Course of Conduct.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
7.04      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
7.05      Solicitation of Inquiries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
7.06      Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
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                                                           SECTION VIII.
                                                  OTHER AGREEMENTS OF THE PARTIES


8.01      Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.02      Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.03      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.04      Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
8.05      HSR Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
8.06      Certain Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                                            SECTION IX.
                                                          INDEMNIFICATION



9.01      Indemnification by the Seller and RHCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
9.02      Indemnification by the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
9.03      Procedure for Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
9.04      Limits on the Liability of the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
9.05      Other Limits on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
9.06      Losses Net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.07      Sole and Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                             SECTION X
                                                        BROKERS AND FINDERS



10.01     The Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
10.02     The Purchaser's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                            SECTION XI.
                                                     NON-COMPETITION AGREEMENT



11.01     Noncompete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
11.02     Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
11.03     Reasonableness; Reformation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


                                                            SECTION XII.
                                                      POST-CLOSING ADJUSTMENT



12.01     Post-Closing Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
12.02     Access by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
12.03     Guaranty of RHCI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
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                                                           SECTION XIII.
                                                           MISCELLANEOUS


13.01     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
13.02     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
13.03     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
13.04     Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.05     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.06     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.07     Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.08     Invalidity, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
13.09     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
13.10     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
13.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
13.12     Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                            SECTION XIV.
                                                            DEFINITIONS



14.01     Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                                                            SECTION XV.
                                                            ARBITRATION



15.01     Arbitration Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
15.02     Self-Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
15.03     Arbitrator's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
15.04     Rules Governing Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
15.05     Entry of Award  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
15.06     Injunctive Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

SCHEDULES

         Schedule 2.01                                Subsidiaries Partnerships,  Etc.
         Schedule 2.02                                Conflicts
         Schedule 2.03                                Capitalization
         Schedule 2.04                                Financial Statements/Liabilities
         Schedule 2.06                                Certain Changes
         Schedule 2.07                                Taxes
         Schedule 2.08                                Real Property Leases
         Schedule 2.09                                Title; Liens
         Schedule 2.10                                Contracts
         Schedule 2.11                                Employees
         Schedule 2.12                                Benefit Plans
         Schedule 2.13                                Labor Relations
         Schedule 2.14                                Insurance
         Schedule 2.15                                Litigation
         Schedule 2.16                                Permits; Environmental
         Schedule 2.17                                Bank Accounts
         Schedule 2.18                                Intellectual Property
         Schedule 2.19                                Transactions with Certain Persons
         Schedule 2.20                                Customers
         Schedule 2.22                                Ownership of Shares
         Schedule 2.24                                Consents
         Schedule 2.29                                RHCI Conflicts
         Schedule 2.31                                RHCI Consents
         Schedule 7.03                                Certain Changes After Effective Date
         Schedule 12.01                               Development Contracts

EXHIBITS




         Exhibit A                                    Escrow Agreement
         Exhibit B                                    Form of Director and Officer Release

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 1st day of May 1998 (the "Effective Date") by and among Ramsay Managed Care, Inc., a Delaware corporation (the "Seller"), Ramsay Health Care, Inc., a Delaware corporation ("RHCI"), and Horizon Health Corporation, a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not defined in the specific Section in which they are used, shall have the meanings assigned to such terms in Section XIV hereof.


                              W I T N E S S E T H:


         WHEREAS, the Seller is the holder of all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of FPM Behavioral Health, Inc., a Delaware corporation ("FPM"); and

         WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, for the consideration hereinafter provided, all of the issued and outstanding shares of the FPM Common Stock (collectively, the "Shares");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   SECTION I.

                        PURCHASE AND SALE OF THE SHARES

         1.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller agrees to sell, assign and convey the Shares to the Purchaser, and the Purchaser agrees to purchase, acquire and accept the Shares from the Seller.

         1.2 The Indemnity Escrow Deposit. At the Closing, the Purchaser shall deposit $1,000,000 of the Purchase Price with Haythe & Curley, as escrow agent (the "Escrow Agent"), by certified or official bank check payable to the order of the Escrow Agent or by wire transfer of immediately available funds (the "Indemnity Escrow Amount" and, together with all earnings thereon, collectively, the "Indemnity Escrow Deposit"). The Indemnity Escrow Deposit will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit A.

         1.3 Purchase Price. The aggregate purchase price for the Shares shall be equal to Twenty Million Dollars ($20,000,000) (the "Closing Purchase Price"), as adjusted pursuant to Section 1.04 below (the Closing Purchase Price as adjusted pursuant to Section 1.04, the "Purchase Price"). The Closing Purchase Price, less the Indemnity Escrow Amount, which shall be deposited with the Escrow Agent as provided in Section 1.02 above, shall be paid by the Purchaser to the Seller at the Closing by bank wire transfer of immediately available funds to an account designated by the Seller.

         1.4 Purchase Price Adjustment. (a) As promptly as practicable following the Closing Date, but in no event later than 60 days thereafter (the "60-Day Period"), the Purchaser shall prepare and deliver to the Seller (i) an unaudited consolidated balance sheet of the Group (the "Closing Balance Sheet") as of the Closing Date (immediately prior to the Closing and without giving effect to Section 1.06 hereof) and (ii) a certificate setting forth the Closing Net Worth as of the Closing Date (immediately prior to the Closing and without giving effect to Section 1.06 hereof) computed in accordance with the terms of this Agreement, and setting forth the computation and components thereof in reasonable detail (the "Statement of Closing Net Worth"). The Closing Balance Sheet shall be prepared in accordance with GAAP, as if the Closing Date were the last day of the Group's fiscal year.

                    (b) During the 60-Day Period, the 45-Day Period and the 30-Day Period, the Purchaser shall afford the Seller and RHCI and their representatives access to the books and records of the Group and, upon reasonable prior notice and without unreasonable disruption, to the employees of the Purchaser and the Group, and afford the Seller and RHCI and their representatives with the opportunity to participate in and consult with the Purchaser in connection with the preparation by the Purchaser of the Closing Balance Sheet and the Statement of Closing Net Worth.

                    (c) On the forty-fifth day after the date on which the Closing Balance Sheet and the Statement of Closing Net Worth have been delivered to the Seller (or such earlier date as the Seller notifies the Purchaser in writing), if the Closing Net Worth shown on the Statement of Closing Net Worth is not disputed by the Seller pursuant to Section 1.04(d) hereof, then (i) in the event that the Closing Net Worth exceeds the Base Net Worth, the Purchaser shall pay to the Seller by bank wire transfer the amount by which the Closing Net Worth exceeds the Base Net Worth, (ii) in the event that the Closing Net Worth equals the Base Net Worth, the Purchase Price shall equal the Closing Purchase Price and no adjustment shall be made pursuant to this Section 1.04, and (iii) in the event that the Base Net Worth exceeds the Closing Net Worth, the Seller shall pay to the Purchaser by bank wire transfer the amount by which the Base Net Worth exceeds the Closing Net Worth. It is expressly understood that any payment by the Seller pursuant to subsection
(iii) of the immediately preceding sentence shall not be made with any funds constituting the Indemnity Escrow Deposit. In addition, it is understood and agreed that if the Seller does not deliver a Dispute Notice to the Purchaser within 45 days after the receipt by the Seller of the Closing Balance Sheet and the Statement of Closing Net Worth (the "45-Day Period"), then the Closing Balance Sheet and the Statement of Closing Net Worth shall be deemed accepted in all respects by the Seller and the Purchaser and shall be final and binding upon the parties hereto.

                    (d) If the Seller disputes the Closing Net Worth shown on the Statement of Closing Net Worth, the Seller shall give written notice (the "Dispute Notice") to the Purchaser within the 45-Day Period, which
Dispute Notice shall specify in reasonable detail the reasons for such disagreement and the amount in dispute. If the Seller and the Purchaser are unable to resolve the disputed matters within 30 days after receipt by the Purchaser of the Dispute Notice (the "30-Day Period"), all disputed matters raised in the Dispute Notice and not so resolved shall be submitted to (i) the Atlanta office of the "Big-Six" nationally recognized accounting firm (excluding, however, both Price Waterhouse L.L.P. and Ernst & Young L.L.P.) which is listed first on an alphabetical basis, and if such firm refuses to accept such engagement, then (ii) the Atlanta office of the next such nationally recognized independent accounting firm in alphabetical order; provided, however, that in the event of a merger of any such firms with either Price Waterhouse L.L.P. or Ernst & Young L.L.P., the merged firm shall not be eligible (such firm which accepts the engagement, the "Independent Auditor"), for final resolution in accordance with the terms and provisions of this Agreement. Each party shall be permitted to submit to the Independent Auditor a written statement in support of its position with respect to the disputed matters raised in the Dispute Notice and not resolved. The Independent Auditor's resolution of any such dispute shall be reflected in a written report which the Purchaser and the Seller shall use their respective best efforts to cause to be delivered promptly to the Seller and the Purchaser, which written report shall, in addition to setting forth the resolution of the disputed matters, set forth the Closing Net Worth determined in accordance with the terms hereof (and after giving effect to such resolution) and shall set forth, after giving effect to the foregoing determinations, which of clauses (i), (ii) or (iii) of subsection (c) above is applicable in the circumstances (all of the foregoing, the "Independent Auditor's Determination"). The Seller and the Purchaser shall use their respective best efforts to cause the Independent Auditor to make the Independent Auditor's Determination as soon as possible, but in no event later than 45 days after receipt of the disputed matters. The Independent Auditor's Determination shall be final and binding upon the parties hereto. The Independent Auditor's resolution of disputed matters shall be limited to matters of dispute which are raised in the Dispute Notice and not resolved by the Seller and the Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Seller and one-half of such fees and disbursements shall be paid by the Purchaser. Any payment to be made as a consequence of the decision of the Independent Auditor shall be made, free and clear of any deductions or set-off, not later than three business days after the receipt of such written report by the Seller and the Purchaser, in accordance with the provisions of clauses (i) through (iii) of Section 1.04(c), as applicable.

                    (e) All amounts paid pursuant to this Section 1.04 shall be paid by bank wire transfer of immediately available funds and shall bear interest from and after the end of the 45-Day Period (as defined in Section 1.0 4(c)), until paid, at the per annum rate equal to the prime rate of Chase Manhattan Bank (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed.

         1.5 Delivery of the Shares. At the Closing, the Seller shall deliver the Shares to the Purchaser by delivering certificates duly endorsed in blank representing the Shares, each certificate to be accompanied by any requisite stock transfer tax stamps.

         1.6 Intercompany Account Obligations. As of the Closing, all then outstanding intercompany obligations of any Group Member to the Seller or any of its Affiliates (other than any Group Member), shall be cancelled by being considered as a capital contribution by Seller to FPM and no Group Member shall have any further liability or obligation in respect of any such intercompany obligations; provided that nothing in this Section 1.06 shall affect any and all of the covenants, agreements, obligations and other provisions of this Agreement applicable to the Seller, RHCI, the Purchaser or any Group Member set forth in this Agreement, including, without limitation, the provisions of Section VIII.


                                  SECTION II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         A. Representations and Warranties of the Seller. In connection with the purchase and sale of the Shares hereunder, the Seller hereby represents and warrants to the Purchaser as of the Effective Date that:

         2.1 Organization and Qualification; Subsidiaries. FPM and each of its subsidiaries listed on Schedule 2.01 hereto (each a "Subsidiary" and collectively, the "Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate (or, in the case of each subsidiary which is a limited liability company or limited partnership, limited liability company or limited partnership) power, authority and legal right to own, operate and lease its assets and properties and to conduct the businesses in which it is now engaged. Each Group Member is duly qualified to transact business as a foreign corporation, limited liability company or limited partnership in all jurisdictions wherein it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. FPM does not have any subsidiaries, whether direct or indirect, other than the Subsidiaries. Other than the Subsidiaries and other than as set forth on Schedule 2.01 hereto, no Group Member owns any capital stock or other equity or proprietary interest, directly or indirectly through any Subsidiary or otherwise, in any corporation, association, trust, partnership, joint venture, limited liability company or other entity or has any agreement, right or obligation to acquire any such capital stock or other equity or proprietary interest and is not a partner or joint venturer with any other person or entity or a member of any other entity. Copies of the certificate or articles of incorporation and by-laws, or limited liability company operating agreement or limited partnership agreement, as the case may be, of each Group Member and each other entity listed on Schedule 2.01 have been delivered to the Purchaser on or prior to the Effective Date, which copies are complete and correct and include all amendments, modifications or supplements thereto as of the Effective Date. No Group Member is in violation of any material term or provision of its certificate or articles of incorporation or by-laws or limited liability operating agreement or limited partnership agreement or in violation of any material term or provision of the organizational documents of any of the other entities listed in Schedule 2.01.
Schedule 2.01 lists the state of incorporation or organization of each entity shown thereon and each state where such entity is qualified to transact business as a foreign corporation, limited liability company or limited partnership, as the case may be.

         2.2 Conflicts. Neither the execution and delivery of this Agreement by the Seller, nor the performance of the transactions contemplated hereby to be performed by the Seller, (a) violates any provision of the certificate or articles of incorporation or by-laws in the case of corporations, or limited liability company operating agreement or limited partnership agreement in the case of limited liability companies or limited partnerships, as the case may be, of the Seller or any Group Member or (b) constitutes a violation of any Applicable Law. Except as set forth on Schedule
2.02 hereto,
neither the execution and delivery of this Agreement by the Seller nor the performance of the transactions contemplated hereby to be performed by the Seller violates, or conflicts with, or results in any breach of any of the terms of, or results in the termination of, or the creation of any material Lien pursuant to, or with respect to, the terms of any contract, commitment, agreement or lease of any kind to which the Seller or any Group Member is a party or by which the Seller or any Group Member or any of their respective assets are bound, except where such violation, conflict, breach, termination or creation would not have a Material Adverse Effect.

         2.3 Capitalization. The authorized, issued and outstanding capital stock of each Group Member that is a corporation is as set forth on
Schedule 2.03 hereto. The limited partnership interests of each Group Member that is a limited partnership is as set forth on Schedule 2.03 hereto. The membership interests of each Group Member that is a limited liability company is as set forth on Schedule 2.03 hereto. All of the outstanding shares of the Common Stock and all of the outstanding shares of capital stock of each Subsidiary that is a corporation have been duly and validly authorized and issued and are fully paid and non-assessable and are owned of record and beneficially by the Seller or a Group Member, as the case may be, as shown on
Schedule 2.03. The limited liability company membership interests and limited partnership interests held by the Seller or a Group Member, as the case may be, have been fully paid and are owned of record by the Seller or a Group Member, as the case may be, as shown on Schedule 2.03. Except as set forth on Schedule
2.03 hereto, there are no outstanding subscriptions, warrants, options, calls, commitments, convertible or exchangeable securities, or other rights or agreements to purchase or acquire shares of capital stock, membership interests or limited partnership interests, as the case may be, of any Group Member to which any Group Member or the Seller is a party or by which any Group Member or the Seller is bound. Except as set forth on Schedule 2.03 hereto, there are no agreements concerning the issuance, voting, transfer, acquisition or disposition of shares of capital stock, membership interests or limited partnership interests, as the case may be, of any Group Member to which any Group Member or the Seller is a party or by which any Group Member or the Seller is bound. As of the Closing Date, each of the matters set forth in
Schedule 2.03 as exceptions to the two immediately preceding sentences, and not indicated on Schedule 2.03 as surviving the Closing, shall have been fully satisfied or waived, if applicable, and shall have been terminated and cancelled in all respects.

         2.4     Financial Statements; No Undisclosed Liabilities.

                 (a) The Seller has delivered to the Purchaser a copy of (i) unaudited financial statements of FPM as of June 30, 1996 and 1997 consisting in each case of an unaudited consolidated balance sheet at such respective date and the related unaudited consolidated statement of income for the applicable twelve
(12) month period then ended and (ii) an unaudited consolidated balance sheet of FPM as at February 28, 1998 (the "FPM Balance Sheet") and the related unaudited consolidated statement of income for the eight (8) month period then ended (collectively, the "Financial Statements"). The Financial Statements are included as a part of Schedule 2.04. The Financial Statements (but only to the knowledge of the Seller with respect to the Financial Statements described in
Section 2.04(a)(i) above) present fairly in all material respects the financial position of FPM and the results of operations of FPM, in each case on a consolidated basis, as at the respective dates and for the respective periods covered thereby. The Financial Statements (but only to the knowledge of the Seller with respect to the Financial Statements described in Section 2.04(a)(i) above) have been prepared in accordance with GAAP (except for the absence of (i) a statement of cash flows, (ii) footnotes and (iii) in the case of the February 28, 1998 Financial

Statements, year-end adjustments) and were prepared from the books and records of FPM. As of February 28, 1998, FPM owned, directly or indirectly all of the assets included in the FPM Balance Sheet.

                    (b) Except as set forth in Schedule 2.04 hereto, no Group Member has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, required under GAAP (except for the absence of (i) a statement of cash flows, (ii) footnotes and (iii) in the case of the February 28, 1998 Financial Statements, year-end adjustments) to be set forth or reserved against on a consolidated balance sheet of FPM, except for:

                    (i) liabilities or obligations set forth or reserved against in the FPM Balance Sheet; and

                    (ii) liabilities or obligations incurred in the ordinary course of business since February 28, 1998.

                    (c) Except for the intercompany obligations to be cancelled and eliminated as set forth in Section 1.06 hereof and except for indebtedness for borrowed money among Group Members, as of the Closing no Group Member will have any indebtedness for borrowed money.

                    (d) Schedule 2.04 expressly itemizes all "one-time" adjustments that have been made in the period covered by the February 28, 1998 Financial Statements.

                    (e) The February 28, 1998 Financial Statements do not include any revenues or expenses attributable to the operations of the clinics in the State of Utah formerly operated by the Group Members or any revenues or expenses since January 1, 1998 attributable to the operation of certain clinics in the State of Florida formerly operated by the Group Members. The February 28, 1998 Financial Statements do include the revenues and expenses attributable to the operation of clinics in the State of Arizona by the Group Members which operations have been discontinued and such clinics closed prior to the Effective Date.

         2.5 Accounts Receivable. All receivables of the Group Members reflected on the FPM Balance Sheet and all accounts receivables, notes receivables and other receivables which have arisen since February 28, 1998 are valid and have arisen only from bona fide arm's-length transactions in the ordinary course of the business of the Group Members.

         2.6        Absence of Certain Changes.  Except as set forth in
Schedule 2.06, since February 28, 1998 the business of the Group has been conducted only in the ordinary and usual course and there has not been any (a) adverse change in the assets, properties, results of operations, business or financial condition of the Group which has resulted in a Material Adverse Effect, (b) material damage or destruction, whether or not insured, affecting the assets or properties of the Group, (c) material changes in the Group's customary methods of operations or the manner in which their business is conducted or (d) except in the ordinary course of business, sale or transfer of material tangible or intangible assets of the Group, or mortgage, pledge or imposition of any Lien on such assets except for Permitted Liens.

         2.7        Taxes.  Except as set forth in Schedule 2.07 hereto:

                    (a) All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (defined below), including information returns or reports with respect to backup withholding and other payments to third parties, (collectively, "Tax Returns") of each Group Member required by law have been prepared and properly filed or valid extensions obtained, and such Tax Returns are true, correct and complete in all material respects. All Taxes imposed upon each Group Member or any of its properties, assets or income which are due and payable to any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority") have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority including, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal, state and local income taxes), real property taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which (i) a Group Member and (ii) any individual, trust, corporation, partnership or any other entity as to which a Group Member is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations is required to pay, withhold or collect. Each Group Member utilizes the accrual method of accounting for tax purposes.

                    (b) Except as described in Schedule 2.07, no Group Member has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for tax purposes under state, local or foreign law (other than a group the common parent of which is FPM), or has any liability for the Taxes of any person (other than other Group Members) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

                    (c) With respect to any Taxes of any Group Member not yet due and payable, adequate reserves and accruals in accordance with GAAP for such Taxes have been made in the Financial Statements or in the books and records of the applicable Group Member.

                    (i) The amount of the Group Members' aggregate liability for unpaid income Taxes for all periods ending on or before February 28, 1998 does not, in the aggregate, exceed the amount of the liability accruals for income Taxes (excluding reserves for deferred income Taxes) reflected on the FPM Balance Sheet solely with respect to FPM and Subsidiaries, and the amount of the Group Members' aggregate liability for unpaid income Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the liability accruals for income Taxes (excluding reserves for deferred income Taxes) reflected on the Closing Balance Sheet.

                    (ii) The amount of the Group Members' aggregate liability for unpaid Taxes, other than income Taxes, for all periods ending on or before February 28, 1998 does not, in the aggregate, exceed the amount of the liability accruals for such Taxes (excluding reserves for deferred Taxes, other than income Taxes) reflected on the FPM Balance Sheet solely with respect to FPM and Subsidiaries, and the amount of the Group Members' aggregate liability for unpaid Taxes, other than income Taxes, for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the liability accruals for such Taxes (excluding reserves for deferred Taxes, other than income Taxes) reflected on the Closing Balance Sheet.

                    (d) Purchaser or its counsel has been furnished by Seller or FPM true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Group or on behalf of the Group relating to Taxes, and (ii) all federal, state and local income or franchise tax returns that include one or more Group Members for all periods ending on and after June 30, 1993.

                    (e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Group Member. Neither the Seller, nor RHCI, nor any Group Member has received written notice from any taxing authority of any deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof, and the Seller has no reasonable basis to believe that any such deficiency exists in excess of the reserves and accruals set forth in the Financial Statements or in the books and records of the applicable Group Member.

                    (f) None of the federal income Tax Returns of any Group Member has been examined by the Internal Revenue Service for any period. Neither the Seller, RHCI nor any Group Member has executed with respect to any Group Member any waiver of any statute of limitations on the assessment or collection of Taxes or executed with respect to any Group Member any agreement now in effect extending the period of time to assess or collect any Taxes.

                    (g) There are no Liens for Taxes (other than Permitted Liens) upon, pending against or, to the knowledge of the Seller, threatened against any assets of the Group which in the aggregate would have a Material Adverse Effect.

                    (h) Neither the Seller, RHCI nor any Group Member is a party to any pending or, to the knowledge of the Seller, threatened action or proceeding, by any Taxing Authority, foreign or domestic, relating to the business and operations of any Group Member.

                    (i) Except for the Tax Sharing Agreement, no Group Member is a party to any tax sharing agreement or any tax indemnity (including without limitation a tax indemnification provision of any acquisition or disposition agreement) or other agreement or arrangement with respect to Taxes.

                    (j) No Group Member has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by FPM or any of its Subsidiaries.

                    (k) Each Group Member has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Group Member.

                    (l) No Group Member has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to such Group Member pursuant to
Section 28OG of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No Group Member has participated in an international boycott as defined in Code Section 999.

                    (m) No Group Member is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Seller is not a "foreign person" (as that term is defined in Section 1445 of the Code).

                    (n) No Group Member has made any change in accounting methods, received a ruling from any Taxing Authority or signed an agreement with any Taxing Authority which is reasonably likely to have a Material Adverse Effect;

                    (o) Each Group Member has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between each Group Member and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with each Group Member are either maintained in the United States, or each Group Member is exempt from the record maintenance requirements of
Section 6038A with respect to such transactions under Treasury Regulations
Section 1.6038A-1. No Group Member is a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A of the Code. Each related foreign person that has engaged in transactions with a Group Member has authorized such Group Member to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with a Group Member, and each such authorization remains in full force and effect.

                    (p) Seller represents that Seller, FPM and the Subsidiaries were included in the consolidated federal income Tax Return filed by RHCI for the taxable year ended June 30, 1997 and that as of the Effective Date and as of the Closing Date, RHCI (i) is the common parent of the consolidated group for federal income tax purposes that includes the Seller, FPM and the Subsidiaries and (ii) is eligible to make an election under Section 338(h)(10) of the Code with respect to a qualified stock purchase of the Shares of FPM by the Purchaser as described in Section 338(d)(3) of the Code.

         2.8 Real Property Owned or Leased. A list of all real property leased by each Group Member (the "Real Property Leases") is set forth in
Schedule 2.08 hereto. Except as set forth in Schedule 2.08 hereto, all such leased real property is held subject to written leases under which the applicable Group Member has not received a written notice of any existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults on the part of the applicable Group Member. Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been delivered to the Purchaser or its counsel. Neither the Seller nor any Group Member is aware or has received any written notice, that the land, buildings, facilities or other structures and improvements subject to the real property leases are not in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. Each respective Group Member is in all material respects in undisturbed possession of the property subject to the Real Property Leases to which it is a party. Neither the Seller, nor any Group Member has received any written notice of violation (or claimed violation) of any covenant or other restriction (if any) to which any of the real property leased to a Group Member pursuant to the Real Property Leases is not being properly performed and observed in all material respects by the Group Member, which notice has not been resolved. Seller has delivered or made available to the Purchaser true, correct and complete copies of all material reports, surveys or audits of any engineers, insurance companies, environmental consultants or other consultants in the possession of a Group Member relating to any of the premises subject to the Real Property Leases. To the knowledge of the Seller, there is no pending proceeding or governmental action, and no Group Member has received written notice of any threatened proceeding or governmental action, to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Group as presently conducted. No Group Member owns any real property.

         2.9 Title to Assets. Except as set forth in Schedule 2.09 hereto, each Group Member has good and valid title to all of the properties and assets owned by it, including, without limitation, the assets reflected on the FPM Balance Sheet free and clear of all Liens except for Permitted Liens. Each Group Member leases, owns or has the right to use all properties and assets used in the operation of its business as currently conducted. To the knowledge of the Seller, except for the clinics which have been closed, the assets now owned by the Group Members constitute all the assets reasonably necessary to enable Purchaser after the Closing to permit the business of the Group Members to be conducted on substantially the same basis as such business has been conducted in the twelve month period immediately preceding the Effective Date and is being conducted on the Effective Date. Except as set forth in Schedule 2.09, all the assets of the Group are located on the premises of the Group.

         2.10   Contracts.

                (a) Material Contracts. Schedule 2.10 lists all material contracts or agreements of the following types to which a Group Member is a party or by which a Group Member is bound (collectively, the "Contracts"):

                (i) any contract pursuant to which a Group Member owns, manages, develops or operates employee assistance program services, comprehensive managed care services, utilization review or any similar or related program or service for any other person or entity or pursuant to which a Group Member arranges for or provides behavioral health care services excluding, however, any contract with a health care provider that provides health care services to members of a program operated by a Group Member (the "FPM Customer Contracts");

                (ii) any contract or agreement with a physician, psychiatrist, psychologist or other health care provider or any partnership or professional association or corporation owned by physicians, psychiatrists, psychologists or other health care providers (the "FPM Provider Contracts") which is not terminable upon sixty (60) days or less notice and which provides for obligatory payments by a Group Member to a provider which are not in consideration of health care services actually rendered;

                (iii) any contract or agreement (excluding the FPM Customer Contracts and the FPM Provider Contracts) which is not terminable upon thirty (30) days or less notice and which obligates a Group Member to the payment of more than $20,000 including, without limitation, loan agreements;

                (iv) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a contractual liability in excess of $20,000;

                (v) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                (vi) any guaranty, suretyship agreement or other agreement relating to any contingent liability or indebtedness of a third party;

                (vii) any contract with an independent agent or broker acting on behalf of a Group Member;

                (viii) any contract or agreement with an independent consultant which obligates a Group Member to the payment of more than $20,000;

                (ix) any contract or agreement materially restricting the method by which a Group Member conducts its business or the marketing of any of its products or services; and

                (x) any contract or agreement between a Group Member and any other Affiliates of the Seller.

                (b) Copies/Status of Material Contracts. True, complete and correct copies of all contracts listed in Schedule 2.10 as amended and in effect on the Effective Date have been delivered to the Purchaser or its counsel. Except to the extent disclosed on Schedule 2.10 (i) all of the contracts listed on Schedule 2.10 are in full force and effect, (ii) no Group Member has received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no outstanding disputes relating to the fees or the services of a Group Member under any of such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no defaults under any of such contracts which individually or in the aggregate would have a Material Adverse Effect, and (vi) there are no verbal amendments, modifications or other understandings relating to such contracts which are legally binding on the parties thereto.

                (c) FPM Customer Contracts. With respect to the FPM Customer Contracts, each FPM Customer Contract expressly sets forth on its face or
Schedule 2.10 sets forth: (i) the termination date of such contract; (ii) any rights to cancel prior to the termination date of such contract; (iii) the current rates payable to the Group Member under such contract; and (iv) any covenants restricting competition contained in such contract. Except as set forth in Schedule 2.10 and except for changes in membership or number of employees or other persons covered, to the knowledge of the Seller, there is no fact or occurrence in existence that has or will result, either singularly or in the aggregate, in a material reduction in the revenue to a Group Member under an FPM Customer Contract even though such fact or occurrence may not result in, or constitute the termination of or a default under, the FPM Customer Contract.

                (d) Providers. Schedule 2.10 also lists by state the number of behavioral health care providers and institutions that have contracted with the Group Members to provide services to employees or members of customers of the Group Members.

                (e) Non-Competition. To the knowledge of the Seller, the business operation of the Group on the Effective Date have not violated and will not violate any non-competition or similar provision of any of the contracts listed in Schedule 2.10.

         2.11 Employees. Schedule 2.11 hereto lists all employees of the Group as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of the most recent regular payroll date of the Group immediately preceding the Effective Date, other written fringe benefits, if any, a description of any severance arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the most recent payroll date of the Group immediately preceding the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date and prior to the Closing Date. Except as shown on Schedule 2.11, no Group Member is bound by any written contract of employment with any of its employees, or by any written consulting or similar agreements, and all oral employment or oral consulting contracts are terminable at will, subject to applicable law. No Group Member has any written or oral policy of granting or providing compensatory time and has no obligation to
provide compensatory time to any employee.   Except as set forth in Schedule
2.11, no Group Member is a party to any employment or other agreement, whether written or oral, pursuant to which the Group Member has agreed to make a loan to, or guarantee any loan of, any employee or relating to any compensation, bonus, commission, deferred compensation, incentive, stock option, stock purchase, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on Schedule 2.11 or Schedule 2.12 hereof, no Group Member has any Welfare Plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement or arrangement with respect to employees. Each Group Member has complied in all material respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code with respect to itself and its employees. No Group Member is bound, or following the Closing will be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 2.10 or 2.11 or except as may be required by law. True, complete and correct copies of all contracts listed in Schedule 2.11 as amended and in effect on the Effective Date have been delivered to the Purchaser or its counsel.

         2.12   Employee Benefit Plans.  Except as disclosed in Schedule 2.12:

                (a) No Group Member maintains or contributes to, or has in the past five (5) years maintained or contributed to, any Pension Plan or Welfare Plan, nor has a Group Member presently, or has it ever had any obligation to contribute to or pay withdrawal liability with respect to any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the
Code).

                (b)    With respect to each Pension Plan and each Welfare Plan
listed on Schedule 2.12, to the knowledge of the Seller:   (i) there is no
fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of a Pension Plan, which is a defined benefit plan within the meaning of Section 3(35) of ERISA by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither Seller nor any Group Member nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject a Group Member to any material tax or any material penalty imposed by ERISA or the Code; and
(iii) no Group Member has incurred any material liability to the PBGC (other than for payment of premiums) which remains unpaid; (iv) there is no accumulated funding deficiency with respect to any Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of the Seller, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                (c) Except as expressly disclosed on Schedule 2.12, there has been no termination of any Pension Plan by a Group Member during the five-year period prior to the Effective Date.

                (d) No material liability has been incurred under Title IV of ERISA by a Group Member with respect to any Pension Plan covered by Title IV of ERISA maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Group Member within the meaning of Sections 414(b) or (c) of the Code which remains unpaid.

                (e) No Welfare Plan listed on Schedule 2.12 is funded with a trust or other funding vehicle, other than insurance policies.

                (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement or arrangement with respect to employees maintained by or contributed to by a Group Member is maintained, administered, and operated in all material respects in accordance with all applicable laws, including but not limited to, ERISA and the Code. All governmental reports and returns (including, but not limited to, annual IRS/DOL 5500-series information returns/reports) required to be filed in connection with each Welfare Plan and Pension Plan have been timely filed, and were true and complete in all material respects when filed.

                (g) Each Pension Plan listed on Schedule 2.12 which is intended to be qualified under Section 401(a) of the Code, has by virtue of the Seller's adoption thereof has become effective for FPM and for each other Group Member whose employees have participated in it, has received a favorable determination letter from the Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable subsequent legislation including the Omnibus Budget Reconciliation Act of 1993, and, to the knowledge of the Seller, no event (including any material failure to administer the plan in accordance with its terms) or amendment has occurred since the date of such favorable determination letter that would adversely affect such qualification. Except as set forth in Schedule 2.12, no Pension Plan is or has been at any time subject to ERISA Section 302 or Code Section 412.

                (h) Except as expressly disclosed on Schedule 2.12, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement or arrangement with respect to employees maintained by or contributed to by a Group Member is payable or exercisable because of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated by such transaction.

                (i) The Seller has delivered to the Purchaser true, correct, and complete copies of all of the following items with respect to any and all Welfare Plans or Pension Plans: (i) the current plan document, including any and all current amendments thereto; (ii) the current trust agreement, and all current amendments thereto, and all other current agreements between the Group Member and the trustee or any other plan fiduciary; (iii) the current summary plan description and all current summaries of material modifications; (iv) written summaries of any and all material unwritten agreements, policies, or understandings between any Group Member and any employee or group of employees (including an indeterminate group of employees, and all employees generally) concerning any Group Member Plan, whether or not the Group Member considers such written agreements, policies, or understandings to be binding on it; (v) all individual or group insurance or annuity contracts, including any "stop loss," "excess loss," or similar insurance contract currently in force; (vi) all agreements with health maintenance organizations ("HMO's"), preferred provider organizations ("PPO's"), or other providers of healthcare services currently in force; (vii) all agreements with all persons for the provision of administrative, record keeping, claims handling or review, consulting, and/or investment management services currently in force; the last filed IRS/DOL 5500-series form.

                (j) All required contributions to all Welfare Plans or Pension Plans and all premiums, fees, or other payments required to be made in connection with any Plan have either been timely made or, if due or accrued, are reflected on an accrual basis in the FPM Balance Sheet, whether or not the FPM Balance Sheet is performed generally on an accrual basis. Prorated portions of any and all contributions or premiums, fees, or other payments that are not yet required to be made to or in connection with any Plan, but that, in the normal course, will be required to be made at any time during the next twelve months, have been included in the Financial Statements as if accrued.

                (k) No Welfare Plan provides benefits to any employee after termination of employment, or to a director or consultant or independent contractor after he or she ceases to be a director or to perform services for the Company, except on a basis that will at all times require that the former employee, director, or independent contractor pay and bear all direct costs of his or her benefits or coverage.

                (l) To the knowledge of the Seller, no Plan is currently under audit by the Service or the U.S. Department of Labor ("DOL"), nor to the best of Seller's knowledge is any Plan likely to become the subject of an IRS or DOL audit within the next twelve months.

                (m) No Plan holds any "employer securities" within the meaning of ERISA Section 407(d)(1) or any "employer real property" within the meaning of ERISA Section 407(d)(2). No Pension Plan has any investment that:

                (i) Except in the case of any contract issued by an insurance company, is not publicly traded;

                (ii) In the case of any contract issued by an insurance company, is not issued by a carrier rated AAA by Standard & Poor's Corporation or the equivalent by another nationally recognized agency.

                (n) No Group Member receives significant services from leased employees within the meaning of Section 414(n)(2) of the Code or from independent contractors who work, on average, more than ten hours per week for a Group Member, or who as of the date of this Agreement have worked for a Group Member for more than six months, except for health care providers that contracted with a Group Member to provide services to employees of a Group Member's customers.

                (o) Except as disclosed in writing to the Purchaser prior to the Closing, the sale of the Shares contemplated by this Agreement will not cause or permit any insurer, health maintenance organization, preferred provider organization, or any other provider of insurance or services under or in connection with any Welfare Plan to terminate or reduce its provision of insurance or services, or increase its charges, in any way, under any contract to provide insurance or services to FPM or any employee or former employee of FPM, or to any spouse or dependent of any employee or former employee of FPM.

         2.13 Labor Relations. Except as set forth on Schedule 2.13 hereto, no Group Member is subject to any labor strikes, stoppages or lockouts and none of them is a party to any collective bargaining or other labor union contract or agreement with any labor organization or other representative of their employees. There is no unfair labor practice complaint against the Seller or any Group Member pending before the National Labor Relations Board. There is no pending or, to the knowledge of the Seller, threatened labor, strike or work stoppage adversely affecting the business of a Group Member, nor has there been any of the same or any labor union organizing activity relating to the employees of a Group Member within the last three (3) years.

         2.14 Insurance. Set forth on Schedule 2.14 hereto is a list as of the Effective Date of all insurance policies and coverages (other than health and life insurance covered by Section 2.12 hereof) maintained by or for each Group Member including, but not limited to, real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, professional liability insurance, medical malpractice insurance, excess insurance and umbrella insurance.

         2.15 Litigation. Except as set forth in Schedule 2.15, no material investigation or proceeding of which the Seller is aware by any governmental entity with respect to a Group Member is pending or, to the knowledge of the Seller, threatened, nor has any governmental entity notified the Seller or a Group Member in writing of an intention to conduct the same; and there is no material action, suit, or administrative, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the

Seller, threatened against a Group Member to which a Group Member is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. Except as set forth in Schedule 2.15, no Group Member is a party to any agreement, injunction, order or decree restricting the geographic area under which a Group Member may conduct business operations or the marketing of any of its products or services or the product or services it may sell.

         2.16   Permits; Compliance with Applicable Law.

                (a) General. Except as set forth in Schedule 2.16 hereto, each Group Member is in compliance with Applicable Law relating to such Group Member and its respective assets and properties and business operations, except where the failure to be in compliance would not have a Material Adverse Effect.

                (b) Permits. Except as set forth in Schedule 2.16 hereto, the permits, licenses, certificates of authority, approvals, franchises and authorizations (collectively, but excluding Environmental Permits, the "Permits") possessed by the Group Members are all the Permits required for the ownership, operation and use by the Group Members of their properties and assets and for the conduct of the business in which the Group Members are presently engaged, except for such Permits which the failure to have would not have a Material Adverse Effect. Schedule 2.16 lists all material Permits held by the Group Members on the Effective Date. All the Permits are in full force and effect. Except as set forth in Schedule 2.16, there are no pending or, to the knowledge of the Seller, threatened legal, administrative, arbitration, or other proceedings of any kind or any pending or to the knowledge of the Seller, threatened governmental investigations by any federal, state or local government, which assert or allege any material violation of or non-compliance with any governmental requirements or which would have the effect of materially limiting, prohibiting or materially and adversely changing the business operations of any Group Member as conducted on the Effective Date. Except as set forth in Schedule 2.16, no Group Member is subject to or has received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental authority.

                (c) Environmental. Except as set forth in Schedule 2.16 hereto:

                (i) Each Group Member is in compliance with the provisions of all federal, state and local environmental laws, codes and ordinances and all rules and regulations promulgated thereunder (the "Environmental Laws"), including with respect to the real property leased by Group Members listed on Schedule 2.08 hereto and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises"), except where the failure to be in compliance would not have a Material Adverse Effect.

                (ii) Each Group Member has obtained all required federal, state and local permits, licenses, certificates and approvals (the "Environmental Permits") relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, and (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant" and (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas) (collectively, "Hazardous Substances")), except where the failure to have obtained or maintained any such Environmental Permit would not have a Material Adverse Effect.

                (iii) No Group Member has received any written notice of violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises, except for any violations referred to in any such notice which would not have a Material Adverse Effect.

                (iv) No Group Member has engaged in the generation, storage, treatment, recycling, transportation or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws (including, without limitation, any generation, storage, treatment, recycling, transportation or disposal of any Hazardous Substance at or in respect of any real property previously owned or leased by any Group Member and the real property leased by the Group Members listed on Schedule 2.08), except where the failure to be in compliance would not have a Material Adverse Effect.

                (v) None of the Premises, nor, to the Seller's knowledge, any real property to which any Group Member has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

         2.17 Bank Accounts. Set forth in Schedule 2.17 hereto is a list as of the date hereof of all bank and securities accounts maintained by or on behalf of any Group Member, and a list of persons authorized to sign on behalf of each Group Member with respect to each such account.

         2.18 Trademarks, Patents and Copyrights. Schedule 2.18 hereto sets forth a list as of the date hereof of all registrations of patents and pending applications therefor, all registrations of trademarks, trade names and services marks and all pending applications therefor, all registrations of copyrights and all pending applications therefor and all licenses or other agreements with respect to each of the foregoing (collectively, "Intellectual Property"), all to the extent that the foregoing items are used in the business of the Group Members and are owned in whole or in part by any Group Member or, in the case of such licenses or other agreements, to the extent any Group Member has rights thereunder. To the Seller's knowledge, all of the patents, trademarks, trade names, service marks, copyrights and licenses or other agreements listed in the Schedule 2.18 hereto are valid and in full force and effect, except as otherwise noted on Schedule 2.18 hereto. To the Seller's knowledge, no Group Member is infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property.

         2.19 Transactions with Certain Persons. Except with respect to insurance arrangements referred to in Schedule 2.14 hereto and except as set forth on Schedule 2.19 hereto, no stockholder, executive officer, director or other Affiliate of any Group Member, no stockholder, executive officer, director or other Affiliate of the Seller or RHCI, no member of the immediate family of a stockholder, executive officer, director or other Affiliate of a Group Member, Seller or RHCI, and no entity controlled by any such person is presently a party to any agreement, contract or other transaction with any Group Member which will survive the Closing. Except as set forth in Schedule 2.19, to the knowledge of the Seller no stockholder, executive officer, director or other Affiliate of a Group Member, Seller or RHCI owns, directly or indirectly, on an individual or joint basis any material interest in, or serves as an officer or director of, or in any representative or agent capacity for, any competitor, customer, provider or supplier of a Group Member or any organization which has a material contract or arrangement with a Group Member, provided that the investment of not more than five percent (5%) in the stock or equity of a publicly traded corporation shall not be considered a material interest for the purposes of this Section 2.19.

         2.20 Customers. Set forth in Schedule 2.20 hereto is a list of the Group's top ten customers (measured by net revenues) for the 12-month period ended December 31, 1997.

         2.21 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and to perform the Seller's covenants and agreements hereunder. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its covenants and agreements hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         2.22 Ownership of Shares. Except as disclosed on Schedule 2.22, the Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Liens and claims, options, voting agreements or trusts, proxies, preemptive rights, rights of first refusal or other restrictions or interests of any kind or nature whatsoever except restrictions on transfer under applicable securities laws
(collectively, "Claims"). As of the Closing Date, the Seller will own all of the Shares, free and clear of any and all Liens and Claims except restrictions on transfer under applicable securities laws and the Seller will have the unrestricted right and power to sell and transfer the Shares to the Purchaser except restrictions on transfer under applicable securities laws. Upon transfer of the Shares by the Seller to the Purchaser at the Closing in accordance with the terms hereof, the Purchaser will acquire good and valid title to such Shares, free and clear of any Lien and Claim, except for the Liens created by the Purchaser or its Affiliates in connection with the acquisition by the Purchaser of the Shares and except restrictions on transfer under applicable securities laws. As of the Closing Date, the Seller will not own any shares of capital stock of FPM other than the Shares and will not have any option or other right to acquire from any person or any obligation or commitment to sell or otherwise transfer to any person any shares of capital stock of FPM owned by the Seller. As of the Closing Date, FPM or another Group Member will own all the shares, membership interests or partnership interests of the Group Members, other than FPM, free and clear of any and all Liens and Claims.

                2.23   Accounts Payable IBNR.

                (a) The accounts payable and accrued expenses reflected on the FPM Balance Sheet and in Schedule 2.04 reflect in all material respects all amounts owed by the Group Members in respect of all accounts and other payables required by GAAP to be identified on the FPM Balance Sheet and those reflected on the books of the Group on the Closing Date will reflect all such amounts in all material respects. No account payable or accrued expense of a Group Member is past due or otherwise in default which would have a Material Adverse Effect.

                (b) The reserves accrued and reflected on the FPM Balance Sheet for expenses incurred but not yet reported for services provided by behavioral health care providers to employees or members of customers of the Group Members reflect in all material respects reserves in respect thereof as required by GAAP to be identified in the FPM Balance Sheet.

         2.24 Consents. Except as may be required under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as set forth on Schedule 2.24 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Seller and the performance of the transactions contemplated hereby to be performed by the Seller.

         2.25 Foreign Person. The Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

         2.26 Improper Payments. To the knowledge of Seller, neither a Group Member, the Seller nor any shareholder, director, officer, employee or agent of a Group Member or the Seller has made any illegal bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with a Group Member and has not proposed or offered to make or receive any such illegal payments.

         2.27 Status as Eligible Common Parent. As of the Effective Date and as of the Closing, RHCI (i) is the common parent of the consolidated group for federal income tax purposes that includes the Seller, FPM and the Subsidiaries, and (ii) is eligible to make an election under Section 338(h)(10) of the Code with respect to FPM and the Subsidiaries on the basis of a qualified stock purchase of the Shares by the Purchaser as described in Section 338(d)(3) of the Code.

         B. Representations and Warranties of RHCI. In connection with the purchase and sale of the shares hereunder, RHCI hereby represents and warrants to the Purchaser as of the Effective Date that:

         2.28 Organization. RHCI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         2.29 Authority. RHCI has the requisite corporate power and authority to execute and deliver this Agreement and to perform RHCI's covenants and agreements hereunder. The execution and delivery of this Agreement by RHCI, the performance by RHCI of its covenants and agreements hereunder and the consummation by RHCI of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of RHCI, enforceable against RHCI in accordance with its terms.

         2.30 Conflicts. Except as set forth on Schedule 2.29, neither the execution and delivery of this Agreement by RHCI, nor the consummation of the transactions contemplated hereby to be consummated by RHCI, (a) violates any provision of the certificate of incorporation or by-laws of RHCI or (b) constitutes a violation of any Applicable Law. Except as set forth on Schedule 2.29 hereto, neither the execution and delivery of this Agreement by RHCI nor the consummation of the transactions contemplated hereby to be consummated by RHCI violates, or conflicts with, or results in any breach of any of the terms of, or results in the termination of or the creation of any material Lien pursuant to, or with respect to, the terms of any material contract, commitment, agreement, or lease of any kind to which RHCI is a party or by which RHCI or any of its assets are bound.

         2.31 Litigation; Disputes. There are no Actions pending or, to the knowledge of RHCI or its Affiliates, threatened, against or affecting RHCI which challenge the validity of this Agreement, or which if adversely determined, would adversely affect the ability of RHCI to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

         2.32 Consents. Except as may be required under the HSR Act and except as set forth on Schedule 2.31, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by RHCI and the performance of the transactions contemplated hereby to be performed by it.

         C. Agreement by the Purchaser Regarding No Other Representations or Warranties by the Seller. The Purchaser agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the Seller and RHCI and expressly set forth in Sections II(A) and (B) of this Agreement, neither the Seller, RHCI nor any Affiliate, agent or representative of the Seller or RHCI has made or shall be construed as having made to the Purchaser or to any representative or Affiliate of the Purchaser, and neither the Purchaser nor any Affiliate, agent or representative of the Purchaser has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Seller or RHCI in Sections II(A) and (B) hereof, the Purchaser agrees that neither the Seller, RHCI nor any Affiliate, agent or representative of the Seller or RHCI makes or has made any representation or warranty to the Purchaser or to any Affiliate or representative of the Purchaser with respect to:

                (i) any projections, estimates or budgets relating to the Group Members otherwise heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Group or any Group Member or the future business, operations or affairs of the Group or any Group Member; and

                (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Group or any Group Member or the business, operations or affairs of the Group or any Group Member, except to the extent and as expressly covered by a representation and warranty (including the Schedules with respect thereto) contained in Sections II(A) and (B) hereof.

                                  SECTION III.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         A. Representations and Warranties of the Purchaser. In connection with the purchase and sale of the Shares hereunder, the Purchaser hereby represents and warrants to the Seller as of the Effective Date that:

         3.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         3.2 Authority. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform the Purchaser's covenants and agreements hereunder. The execution and delivery of this Agreement by the Purchaser. The performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         3.3 Conflicts. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby to be consummated by the Purchaser, (a) violates any provision of the certificate of incorporation or by-laws of the Purchaser or
(b) constitutes a violation of any Applicable Law. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby to be consummated by the Purchaser violates, or conflicts with, or results in any breach of any of the terms of, or results in the termination of or the creation of any material Lien pursuant to, or with respect to, the terms of any material contract, commitment, agreement, or lease of any kind to which the Purchaser is a party or by which the Purchaser or any of its assets are bound.

         3.4 Litigation; Disputes. There are no Actions pending or, to the knowledge of Purchaser or its Affiliates, threatened, against or affecting the Purchaser which challenge the validity of this Agreement, or which if adversely determined, would adversely affect its ability to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

         3.5 Consents. Except as may be required under the HSR Act, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Purchaser and the performance of the transactions contemplated hereby to be performed by it.

         3.6 Investment Purpose. The Purchaser is purchasing the Shares pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in
Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is a sophisticated investor and capable of evaluating the merits and the risks of acquiring the Shares. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. The Purchaser acknowledges that: the Shares are "restricted securities" (as defined under the rules and regulations promulgated under the Securities Act); that the Shares have not been issued or sold pursuant to any registration or similar filing, listing, prospectus or document, or pursuant to any delivery requirements under the laws of any Governmental Authority or the rules, regulations or guidelines of any stock exchange or quotation system; and that it and its Affiliates and representatives has each had access to all information which it considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares.

         3.7 Financing. The Purchaser has available all funds, or has written binding commitments from financial institutions or other sources (heretofore delivered to, and satisfactory to, the Seller) to obtain all funds on or prior to the Closing Date, necessary to pay the Purchase Price provided herein and otherwise to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof.

         B. Agreement by the Seller Regarding No Other Representations or Warrants by the Purchaser. The Seller agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the Purchaser and expressly set forth in Section III(A) of this Agreement, neither the Purchaser nor any Affiliate, agent or representative of the Purchaser has made or shall be construed as having made to the Seller or to any representative or affiliate of the Seller, neither the Seller nor any Affiliate, agent or representative of the Seller has relied upon, any representation or warranty of any kind.


                                  SECTION IV.

                                  THE CLOSING

         4.1 Time and Place of the Closing. The closing of the purchase and sale of the Shares as set forth herein (herein referred to as the "Closing") shall be held at the offices of Purchaser, 1500 Waters Ridge Drive, Lewisville, Texas 75057 at 10:00 a.m., local time, on the later of June 2, 1998 (effective 12:01 a.m. on June 1, 1998) or the fifth business day after the later of the termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act or the satisfaction or waiver of all other conditions precedent set forth in Sections V and VI hereof, or such other time, place and date as the Purchaser and the Seller may agree in writing (such date upon which the Closing occurs is herein referred to as the "Closing Date").

         4.2 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                 (a) at any time before the Closing, by written agreement of the Seller and the Purchaser;

                 (b) unless extended by written agreement of the Seller and the Purchaser, at any time after July 1, 1998 (the "Termination Date"), by either the Seller or the Purchaser in writing, if the transactions contemplated by this Agreement have not been consummated on or before such date and such terminating party is not then in material breach of this Agreement;

                 (c) at any time before the Closing, by the Purchaser or the Seller in writing, in the event that any Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement and such order, decree, ruling or other action shall have become final and nonappealable; and

                 (d) at any time before the Closing, by either the Purchaser or the Seller in writing, without liability to the terminating party on account of such termination, if such terminating party is not then in material breach of this Agreement and the nonterminating party shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date and such nonterminating party has not cured in all material respects such breach on or prior to the date which is 60 days after such nonterminating party has received written notice from the terminating party of such failure to perform or such longer period in the event that such breach cannot reasonably be expected to be cured within such 60-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date or (ii) breach in any material respect any of its representations or warranties contained herein and such nonterminating party has not cured in all material respects such breach on or prior to the date which is 60 days after such nonterminating party has received written notice from the terminating party of such breach or such longer period in the event that such breach cannot reasonably be expected to be cured within such 60-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date.

         4.3 Effect on Obligations. Termination of this Agreement pursuant to Section 4.02 shall terminate all obligations and liabilities of the parties to each other hereunder, except for the obligations under Sections 4.04, 8.01, 10.01, 10.02 and 13.06, provided that (a) in the event of a termination of this Agreement pursuant to subsection 4.02(d) above under circumstances where the nonterminating party's breach consists of its refusal to close the transactions contemplated hereby in accordance with and subject to the terms and conditions hereof (notwithstanding that the nonterminating party's conditions to close contained in Sections V or VI, as the case may be, have been satisfied or that the terminating party stands ready, willing and able to satisfy such conditions but for such breach) and (b) in the event of the termination of this Agreement pursuant to subsection 4.02(b) or 4.02(d) above and such termination is a result of the other party having engaged in a willful failure to perform any of its obligations under this Agreement or a willful and material misstatement of any representation and warranty contained in this Agreement, the terminating party may exercise all available rights and remedies at law or in equity to which such party may be entitled including, without limitation, the recovery of the full amount of all costs and expenses incurred by the terminating party in connection with the preparation, negotiation and execution of this Agreement, its due diligence review, and all other activities relating to the transaction contemplated by this Agreement.

         4.4 Return of Documentation. Following a termination in accordance with Section 4.02, the Purchaser shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of the Group, any Group Member or any Affiliate thereof provided by any Group Member, the Seller or by any representative of any Group Member or the Seller to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement, and the Seller shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of the Purchaser provided by the Purchaser or any representative of the Purchaser to the Seller in connection with the transactions contemplated by this Agreement.

         4.5 Sole and Exclusive Remedy. Prior to the Closing, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 4.02 and 4.03 hereof.

                                   SECTION V.

                CONDITIONS TO THE SELLER'S OBLIGATIONS TO CLOSE

         The obligation of the Seller to sell the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Seller in the Seller's sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

         5.1     Certificates.  The Seller shall have received:

                 (a) Certificates as to the existence and good standing of the Purchaser from its jurisdiction of incorporation, as of a date not more than 30 days before the Closing;

                 (b) A true and correct copy of the certificate of incorporation of the Purchaser certified as true and correct by the Secretary of State of its jurisdiction of incorporation and a copy of the by-laws of the Purchaser certified as true and correct by the Secretary of the Purchaser;

                 (c) Certificates of incumbency executed by the Secretary of the Purchaser in form and substance reasonably acceptable to the Seller;

                 (d) Certificate of the Secretary of the Purchaser certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Purchaser, in form and substance reasonably acceptable to the Seller, with respect to the consummation of the transactions contemplated by this Agreement and that such resolutions continue in full force and effect, without amendment, as of the Closing Date;

                 (e) A receipt executed by the Purchaser acknowledging delivery of the Shares; and

                 (f) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Seller and counsel for the Seller, as the Seller shall have reasonably requested in connection with the transactions contemplated hereby.

         5.2 Opinion of the Purchaser's Counsel. The Seller shall have received an opinion of Strasburger & Price, L.L.P., counsel for the Purchaser, dated the Closing Date and covering the matters set forth in Sections 3.01,
3.02 and 3.03 hereof.

         5.3 Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained herein shall be true and correct at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date, except to the extent that any of such representations and warranties are, by their terms, made expressly as of the date of this Agreement or another date, and the Purchaser shall have complied in all material respects with all of its covenants and agreements contained herein required to be complied with on or prior to the Closing Date, and on the Closing Date, the Purchaser shall deliver to the Seller a certificate dated the Closing Date to such effect.

         5.4 No Litigation. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any Governmental Authority restraining, enjoining or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, or seeking any Damages or seeking to obtain any other relief as a result of this Agreement or any of the transactions contemplated hereby shall be pending.

         5.5 Approvals. All governmental and corporate filings, authorizations and approvals (if any) that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained in form and substance reasonably satisfactory to the Seller and the Seller's counsel.

         5.6 Third Party Consents. All consents of third parties set forth on Schedules 2.24 and 2.31 hereto which are indicated by an asterisk shall have been obtained.

         5.7 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         5.8 Releases. The Seller shall have received releases in the form of Exhibit B attached hereto executed by the Group Members and the Purchaser of all officers and directors of each Group Member with respect to certain acts and omissions occurring on or prior to the Closing Date.

         5.9 PsychTrac License. The Seller shall have received a non-exclusive, non-assignable perpetual royalty-free license, in form and substance satisfactory to Seller and Purchaser with respect to the Intellectual Property identified by an asterisk on Schedule 2.18 hereto and any enhancements thereto known as PsychTrac II (the "PsychTrac Property"), which license shall give to Seller, RHCI and other respective subsidiaries the non-exclusive right to use the PsychTrac Property solely in the conduct of its respective business operations now or hereafter conducted and shall expressly prohibit the use of the PsychTrac Property to engage in competition, directly or indirectly, with the Managed Services (as defined in Section 11.01 hereof) of the Group Member, Purchaser, or any Affiliate or subsidiary of Purchaser. The license will provide that neither party shall have any obligations with respect to the PsychTrac Property, or any obligation to notify the other party with respect to any betterments, improvements, upgrades, changes or modifications with respect to the PsychTrac Property.

         5.10 Release of Guaranty. RHCI shall have received a release of its guaranty of the obligations of the applicable Group Member under that certain Agreement, dated as of January 1, 1995, with The Health Plan of the Upper Ohio Valley, Inc.

                                  SECTION VI.

               CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

         The obligation of the Purchaser to purchase the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Seller hereby agrees to use its best efforts to satisfy at or prior to the Closing:

         6.1     Certificates.  The Purchaser shall have received:

                 (a) Certificates as to the existence and good standing (or other appropriate certificates) of Seller, RHCI and each Group Member from its jurisdiction of incorporation or organization, as the case may be, and, as to each Group Member, in each jurisdiction in which it is qualified to transact business as a foreign corporation, as of a date not more than 30 days before the Closing;

                 (b) A true and correct copy of the certificate of incorporation or articles of organization, as the case may be, of Seller, RHCI and each Group Member certified as true and correct by the Secretary of State or other appropriate governmental official of Seller's, RHCI's and each Group Member's jurisdiction of organization, and a copy of (i) the by-laws of Seller, RHCI and each Group Member that is a corporation (ii) the limited liability company operating agreement of each Group Member that is a limited liability company and the limited partnership agreement of each Group Member that is a limited partnership certified as true and correct by the Secretary of the applicable Group Member;

                 (c) Certificates of incumbency executed by the Secretary of the Seller and RHCI in form and substance reasonably acceptable to the Purchaser;

                 (d) Certificates of the Secretary of the Seller and RHCI certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Seller and RHCI, and the sole stockholder of Seller, in form and substance reasonably acceptable to the Purchaser, with respect to the consummation of the transactions contemplated by this Agreement and that such resolutions continue in full force and effect, without amendment, as of the Closing Date;

                 (e) A receipt executed by the Seller acknowledging payment of the Closing Purchase Price;

                 (f) A certificate executed by the controller of FPM (in such corporate capacity and not in a personal capacity) certifying (i) that the February 28, 1998 Financial Statements present fairly in all material respects the financial position of FPM and the results of operations of FPM in each case on a consolidated basis, as of the respective dates and for the respective periods covered thereby, (ii) that such financial statements have been prepared in accordance with GAAP (except for the absence of a statement of cash flows, footnotes and year-end adjustments) and were prepared from the books and records of FPM and (iii) listing all one-time adjustments that have been made or included in the period covered by the February 28, 1998 Financial Statements; and

                 (g) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as the Purchaser shall have reasonably requested in connection with the transactions contemplated hereby.

         6.2 Stock Certificates. The Purchasers shall have received the certificates evidencing the Shares as required by Section 1.05 and the Purchaser shall have been delivered the stock certificates evidencing all the issued and outstanding capital stock of the Subsidiaries.

         6.3 Releases. The Purchaser shall have received UCC searches of all financing statements of record performed under the name of the Seller and each Group Member in the state of its incorporation or formation and each state where it is qualified to do business as a foreign entity. The Purchaser shall have received duly executed releases, UCC-3 termination statements and all other documents necessary to fully release all Liens against the Shares and the assets of each Group Member, including without limitation, the Liens listed on
Schedule 2.09 and Schedule 2.22, other than Permitted Liens in each case in recordable form if required to fully effect such release.

         6.4 Corporate Minute Book. The Purchaser shall have received the corporate minute books, or comparable records, containing minutes of proceedings of the shareholders or members or partners of each Group Member and of the board of directors or other governing body of each Group Member.

         6.5 Resignations. The Purchaser shall have received the written resignation of each director and officer of each Group Member which resignations shall be effective as of the Closing Date and shall acknowledge that no monetary or other obligations are due and owing or payable by such Group Member to such respective director or officer except for obligations with respect to (i) compensation, benefits and expense reimbursement as an employee of a Group Member, (ii) indemnification under the charter or bylaws of a Group Member or (iii) matters otherwise required under applicable law.

         6.6 Escrow Agreement. The Purchaser, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement and the Indemnity Escrow Amount shall have been delivered to the Escrow Agent.

         6.7 Material Adverse Change. Since the Effective Date, there shall not have occurred any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, results of operations or business of the Group. For the purposes of this Section 6.07, the cancellation after the Effective Date of an FPM Customer Contract or FPM Customer Contracts (irrespective of the date of cancellation) or the non-renewal of an FPM Customer Contract having an expiration or termination date that is after the Effective Date and on or prior to the Closing Date or the occurrence of any event that will materially reduce the revenues under the FPM Customer Contracts (irrespective of whether such event constitutes a default or breach under, or a termination of, any FPM Customer Contract), in any of such cases, representing a reduction in revenues in excess of $750,000, either singularly or in the aggregate, shall be deemed to be a Material Adverse Change in the condition of the Group; provided, however, that for the purposes of this sentence a reduction in the revenues or cancellation of the PacifiCare Contract (defined in Section 12.01 hereof) and the FPM Customer Contracts expressly identified in
Schedule 2.10 as terminated or to be terminated or to be non-renewed on expiration shall be disregarded.

         6.8 Opinion of the Seller's Counsel. The Purchaser shall have received an opinion of Haythe & Curley, counsel for the Seller, dated the Closing Date and covering certain matters set forth in Sections 2.01, 2.02, 2.03, 2.15 (to the knowledge of such counsel without independent investigation), 2.21, 2.22, 2.27, 2.28 and 2.29 hereof (provided that, with respect to the matters set forth in Section 2.22 hereof, in rendering such opinion such counsel may assume that the Purchaser does not have knowledge of any adverse claim in respect of the Shares).

         6.9 Representations, Warranties and Covenants. The representations and warranties of the Seller and RHCI contained herein shall be true and correct at and as of the Closing Date, except to the extent that any of such representations and warranties are, by their terms, made expressly as of the date of this Agreement or another date, and the Seller shall have complied in all material respects with all its covenants and agreements contained herein required to be complied with on or prior to the Closing Date, and on the Closing Date, the Seller shall deliver to the Purchaser a certificate dated the Closing Date to such effect.

         6.10 No Litigation. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any Governmental Authority restraining, enjoining or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, or seeking any Damages or seeking to obtain any other relief as a result of this Agreement or any of the transactions contemplated hereby shall be pending.

         6.11 Approvals. All governmental filings, authorizations and approvals (if any) that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained in form and substance reasonably satisfactory to the Purchaser and the Purchaser's counsel.

         6.12 Third Party Consents. All consents of third parties set forth on Schedules 2.24 and 2.31 hereto which are indicated by an asterisk shall have been obtained.

         6.13 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         6.14 Release. RHCI shall have executed and delivered to the Purchaser a release of all its rights, if any, under Section 10 of that certain Agreement dated August 8, 1994 between RHCI, Geriatric Medical Care, Inc. and James F. Greene, M.D., as amended by a Modification Agreement dated January
26, 1996.

         6.15 Tax Sharing Agreements. Seller and the Group Members shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to all Group Members including, without limitation, the Tax Sharing Agreement, and shall ensure that such agreements are of no further force or effect as to the Group Members on and after the Closing Date and there shall be no further liability of any Group Member under any such agreement.

         6.16 Certification of Non-Foreign Status. The Seller shall furnish to the Purchaser on or before the Closing Date a certification of Seller's non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b).

         6.17 Pension Plan. Seller shall take whatever actions are necessary to ensure that, effective as of the Closing Date, the 401(k) plan in which FPM's employees participate shall not have any adopting employer other than FPM, and shall not permit or require contributions to be made by, or hold any account or assets payable to or with respect to, any individuals other than active or former employees of FPM or their beneficiaries except for a deminimus number.

         6.18 Welfare Plans. The Purchaser and the Seller agree that the Seller will use its reasonable best efforts to transfer any Welfare Plan not exclusively sponsored by the Group to the Group (with respect to employees of the Group) prior to the Closing Date. In the event the Seller cannot transfer any such Welfare Plan, or the Purchaser notifies the Seller not to transfer any such Welfare Plan, the Purchaser agrees to cover employees of the Group under its Welfare Plans, to waive any pre-existing condition, waiting period limitations or any other eligibility requirements and to provide reimbursement to the Seller of any pre-Closing costs of coverage under the Seller's Welfare Plans to the extent such expense is accrued or reserved on the Closing Balance Sheet.

         6.19    Non-Competition Agreements.

                 (a) The Seller shall use its best efforts to deliver to Purchaser on or prior to the Closing a release or waiver executed by the other partner of University Behavioral Health at the University of South Florida, Ltd., in form reasonably satisfactory to the Purchaser, providing that the non-competition agreements contained in the partnership agreement of such entity will not be violated by (i) the consummation of the transactions contemplated by this Agreement, (ii) the business conducted by the Purchaser or its subsidiaries prior to the Closing Date and (iii) the performance and renewal of contracts between the Purchaser or its subsidiaries in existence prior to the Closing Date, provided that such release or waiver may expressly require the non-competition agreements contained in such organizational documents shall apply to any new contracts after the Closing Date. Subject to the remaining provisions of this Section 6.19(a) below, the delivery of such release or waiver on or prior to the Closing shall be a condition precedent to the obligations of the Purchaser under this Agreement. In the event that the Seller is unable to deliver such release or waiver on or prior to the Closing, Purchaser, in its sole discretion, shall elect either to waive the receipt of such waiver or release as a condition precedent to its obligations under this Agreement and proceed with the Closing or to require that, on or prior to the Closing, the partnership interest in University Behavioral Health at the University of South Florida, Ltd. held by a Group Member and the membership interest in U.B.H. Holdings, L.C., a Florida limited liability company and the general partner of such partnership, held by a Group Member shall have been transferred and assigned to RHCI or an Affiliate of RHCI (other than a Group Member) with all obligations and liabilities of the Group Member under the respective partnership agreement and limited liability company operating agreement of such entities being assumed by RHCI or the Affiliate of RHCI (other than a Group Member). With the consent of Purchaser, which shall not be unreasonably withheld, Seller may effect such transfer and assignment by the transfer of the ownership of a Group Member to RHCI or an Affiliate of RHCI (other than a Group Member) that has as its sole material asset the ownership interest in such third party entities that Purchaser has elected to be transferred to RHCI or an Affiliate of RHCI (other than a Group Member). In addition, in the event Purchaser requires that such partnership and membership interest be assigned to RHCI or an Affiliate or RHCI (other than a Group Member) on or prior to the Closing, the Closing Purchase Price shall be reduced by the amount of $150,000.

                 (b) The Seller shall use its best efforts to cause the dissolution of FPM Behavioral Health of Ohio, Ltd. and the assignment to a Group Member of the FPM Customer Contracts held by such entity on or prior to the Closing Date. Subject to the remaining provisions of this Section 6.19(b) below the dissolution of such entity and assignment of such FPM Customer Contracts shall be a condition precedent to the obligation of the Purchaser under this Agreement. In the event the Seller is unable to cause the dissolution of such entity and the assignment of such FPM Customer Contracts held by such entity to a Group Member on or before the Closing Date, then

Purchaser, in its sole discretion, shall elect to either waive such requirement as a condition precedent to its obligations under this Agreement and proceed with the Closing or may require that the membership interest of the Group Member in FPM Behavioral Health of Ohio, Ltd. be transferred and assigned on or prior to the Closing Date to RHCI or an Affiliate of RHCI (other than a Group Member) with all obligations and liabilities of the Group Member under the limited liability company operating agreement of such entity assumed by RHCI or an Affiliate or RHCI (other than a Group Member). With the consent of Purchaser, which shall not be unreasonably withheld, Seller may effect such transfer and assignment by the transfer of the ownership of a Group Member to RHCI or an Affiliate of RHCI (other than a Group Member) that has as its sole material asset the ownership interest in such third party entity that Purchaser has elected to be transferred to RHCI or an Affiliate of RHCI (other than a Group Member). In the event Purchaser elects to require the assignment of such membership interest to RHCI or an Affiliate of RHCI (other than a Group Member) on or prior to the Closing, the Closing Purchase Price shall be reduced by the amount of $250,000.

                 (c) In the event of a transfer of an interest or entity to RHCI or an Affiliate of RHCI pursuant to subsection (a) or (b), the provisions of Section XI relating to non-competition shall not apply to the ownership of such partnership or member interest and the business conducted by such partnership or limited liability company.

                                  SECTION VII.

                            CONDUCT OF THE BUSINESS


         7.1 Access and Information. The Seller shall give to the Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours upon reasonable notice and without undue interruption to the operations of the Group, Seller or RHCI and subject to the prior written consent of the Vice Chairman or President of RHCI in the case of any contact with any customer, supplier or provider of the Group, throughout the period prior to the Closing Date to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to the Group and all other information pertaining to the Group as may be reasonably requested by the Purchaser. Except as consented to by the Seller, all information obtained hereunder which is not otherwise public shall be held confidential and subject to the Confidentiality Agreement and, in the event of termination of this Agreement, except to the extent required because of any pending or threatened litigation or governmental proceeding, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the Seller.

         7.2 Monthly Financial Statements. From the Effective Date through the Closing Date, Seller will deliver to the Purchaser within thirty (30) days after the end of each calendar month copies of the monthly and year-to-date unaudited financial statements of the Group prepared in the normal course of its business. The representations contained in Section 2.04 with respect to the Financial Statements will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material and shall not contain footnotes.

         7.3     Operation of Businesses; Course of Conduct.

                 (a) The Seller agrees that from the Effective Date to the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, the Group Members will operate their respective businesses in the ordinary course and will use their best efforts consistent with past practice to preserve their respective business organizations intact and to preserve the goodwill of their respective suppliers, customers and others with whom such Group Member has business relationships; and neither the Seller nor the Group Members will take any action (or omit to take any action) which action or omission would cause any representation or warranty contained in Article II hereof to be untrue on the Closing Date as if such representation or warranty were made at and as of such time, or make any material change in any method of reporting income or expenses for federal or state income tax purposes or state franchise tax purposes. In addition, the Seller agrees that, from the date hereof through the Closing Date, each Group Member shall not, without the prior written consent of Purchaser, and the Seller shall not permit or cause a Group Member to:

                 (i) incur any expense, obligation, or liability in excess of $10,000 (whether capital, contingent, absolute or otherwise), except in the ordinary course of business or except with respect to performance of the FPM Customer Contracts in accordance with their respective terms;

                 (ii) make (1) any change, except in the ordinary course of business or except as set forth in Schedule 7.03, in the assets or liabilities of the Group Member, or (2) any commitment for any capital expenditures including, without limitation, replacements of equipment in the ordinary course of business, involving, in the aggregate, more than $10,000, except with respect to performance of the FPM Customer Contracts in accordance with their respective terms;

                 (iii) make any change in the certificate or articles of incorporation or bylaws or limited liability company operating agreement or limited partnership agreement of a Group Member;

                 (iv) (1) authorize any shares of the capital stock of a Group Member for issuance, (2) issue or agree to issue any shares of any authorized but unissued shares of the capital stock of a Group Member, (3) grant, issue, or make any option or commitment relating to the capital stock of a Group Member, or any other security constituting, or convertible or exchangeable for, capital stock of a Group Member, or (4) purchase or otherwise acquire any outstanding shares of the capital stock of a Group Member;

                 (v) (1) make any material increase in the compensation payable or to become payable to any of the officers, employees or agents of a Group Member (including any bonus or incentive payment or arrangement), other than normal yearly salary increases and scheduled increases under presently existing compensation plans and currently anticipated bonuses pursuant to existing bonus arrangements, (2) make, amend, or enter into any written employment or consulting contract or (3) make, amend or enter into any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement which in the aggregate exceeds $10,000;

                 (vi) make, enter into, modify or extend any customer contract;

                 (vii) enter into any agreement resulting in the imposition of any mortgage or pledge of any assets of a Group Member or the creation of any mortgages, liens, pledges, charges, security interests, encumbrances, options, rights of third parties or restrictions on any of such assets, except Permitted Liens;

                 (viii) take any action which is intended to prevent compliance with any of the conditions in Sections V or VI of this Agreement;

                 (ix) enter into or engage in any transaction with any officer, director, shareholder or affiliate of a Group Member except for the payment of salaries or other benefits and reimbursement of expenses in the ordinary course of business;

                 (x) (1) carry on any negotiations with other parties relating to the acquisition of capital stock or any material assets of a Group Member or the Seller or (2) merge or consolidate with or into any entity or sell or otherwise dispose of, or purchase, any material assets or properties (other than sales of obsolete inventory or equipment and purchases of items of inventory or equipment in replacement therefor, in the ordinary course of business consistent with past business practice) or enter into any agreement in respect of such merger, consolidation, purchases, sales, and dispositions;

                 (xi) fail to maintain, cancel or surrender any insurance policies providing coverage to a Group Member on the Effective Date.

                 (b) Notwithstanding any provision of this Agreement to the contrary, the Seller covenants and agrees that from the Effective Date to the Closing Date the Group Members shall involve Purchaser and allow Purchaser to participate in all material discussions, material correspondence or material negotiations relating to any existing or proposed new FPM Customer Contract and shall not modify, amend or renew any FPM Customer Contract and shall not enter into any new customer contract without the prior written consent of Purchaser which shall not be unreasonably withheld or delayed.

         7.4 Consents. Each of the parties shall take all steps reasonably necessary to obtain the written consent or approval of each and every governmental agency whose consent or approval shall be required in order to permit such party to consummate the transactions contemplated by this Agreement.

         7.5 Solicitation of Inquiries. From the Effective Date to the Closing Date, the Seller, RHCI and the Group Members shall not solicit from any other person, firm, corporation or other entity any inquiries or proposals relating to the disposition of any substantial portion of the Group's business or assets (other than in the ordinary course of business) or to the acquisition of all or a substantial portion of the capital stock (whether issued and outstanding or authorized but not issued) or to the merger, reorganization or consolidation of a Group Member. Until the Closing Date, each of the Seller and RHCI additionally agree that, without the prior written consent of Purchaser, it will not furnish, and will not permit any Group Member to furnish to any person or entity (other than Purchaser and its directors, employees, agents and representatives) any non-public information concerning the Group or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of the Group.

         7.6 Cooperation. The parties will reasonably cooperate each with the other and their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement. The parties each agree to use its reasonable best efforts to makeall necessary filings and to obtain all necessary consents to the transactions contemplated by this Agreement, including without limitation all consents of parties to any contracts or agreements requiring such consents, and all necessary consents of governmental authorities.


                                 SECTION VIII.

                        OTHER AGREEMENTS OF THE PARTIES

         The Purchaser and the Seller agree as follows:

         8.1 Announcements. From and after the date hereof, neither the Seller nor the Purchaser shall issue any media, newspaper, wire service, trade journal or any other public statement concerning the transactions contemplated hereby, without the approval of the other party, except as may be required by law or applicable disclosure obligations and after consultations between the parties. In addition, the Purchaser shall comply with the Confidentiality Agreement.

         8.2 Labor Relations. The Purchaser hereby agrees to defend and indemnify the Seller Indemnified Parties, and to hold each Seller Indemnified Party harmless, from and against all Damages, which are sustained or incurred by any Seller Indemnified Parties by reason of or in connection with any claim, proceeding or suit brought against any Seller Indemnified Parties under the Worker Adjustment Retraining and Notification Act, or any local, state, federal or foreign law, which relates to actions taken by the Purchaser or any Group Member at any time on or after the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of any Group Member.

         8.3 Access to Information. (a) For a period of six years from the Closing Date, the Purchaser shall (and shall cause each of the Group Members to), during normal business hours and upon reasonable notice, make available and provide the Seller and its representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of each of the Group Members and to all information, files, documents and records (written and computer) relating to any Group Member or any of its businesses or operations for any and all periods prior to or including the Closing Date which the Seller (or any Affiliate) requires with respect to any reasonable business purpose, including, without limitation, disputes under this Agreement, and shall (and shall cause each of the Group Members to) cooperate fully with the Seller and its representatives (including, without limitation, its counsel and independent auditors) in connection with the foregoing, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of each Group Member available to the Seller and its representatives (including, without limitation, counsel and independent auditors), with regard to any reasonable business purpose, including, without limitation, disputes under this Agreement.

                 (b) Without limiting the generality of Section 8.03(a), from and after the Closing Date, the Purchaser shall (and shall cause each of the Group Members to) fully cooperate with and assist, and shall cause its officers and employees (and the officers and employees of the Group

Members) to cooperate fully with and assist, the Seller and its representatives (including, without limitation, its counsel and independent auditors), in connection with:

                 (i) the preparation of any financial statements of the Group Members (or any Group Member) for (or including) any period (or portion thereof) ending on or before the Effective Time and to that end the Purchaser shall cause the officers and employees of any Group Member to cooperate fully and assist the Seller in its review and verification of the same; or

                 (ii) the investigation, prosecution or defense of or response to any Actions, claims or inquiries commenced by any Purchaser Indemnified Party, or by any Governmental Authority or any other person or entity, against the Seller (or any other Seller Indemnified Party or any Affiliate thereof) or against the Purchaser (or any other Purchaser Indemnified Party.

                 (c) The cooperation and assistance of the Purchaser and the Group Members and their respective officers and employees under this
Section 8.03 shall be rendered during normal business hours and in a manner which does not materially disrupt the business and operations of the applicable Group Member. The Seller shall reimburse the Group Members for any extraordinary actual out-of-pocket expenses (including, without limitation, the fees of its independent accountants) incurred by them in rendering such cooperation and assistance (however, such obligation shall not extend to any reimbursement of any cost or expense for time spent by officers or employees of the Group Members or the Purchaser in the assistance thereof, any administrative overhead of any Group Members or the Purchaser or any ordinary course fees and expenses).

                 (d) Without limiting the generality of subsection (a) of this Section 8.03, following the Closing, the Purchaser shall not (and shall cause the Group Members not to) destroy any information, files, documents or records (written and computer) relating to any Group Member or any of its businesses or operations without giving at least 30 days' prior written notice to the Seller and shall (and shall cause the Group Members to) permit the Seller to examine, duplicate (at the Seller's expense) and/or transfer (at the Seller's expense) to the Seller or its representatives any of such information, files, documents or records (written and computer).

         8.4 Tax Matters. (a) The Seller and the Purchaser acknowledge and agree that, pursuant to any 338(h)(10) Election made in accordance with Section 8.04(d) hereof, FPM and the other Group Members will be treated for income tax purposes as having sold all of their respective assets on the Closing Date while still members of the consolidated or affiliated group that includes the Seller, and as having liquidated into the Seller on the Closing Date. The Seller and the Purchaser further acknowledge and agree that, for Federal income tax purposes, the taxable year of each Group Member will close on the Closing Date and that, for certain state and local income tax purposes, in cases in which an election under Section 338(h)(10) is not effective or is not made, the taxable year of some or all of the Group Members may close on the Closing Date. The Seller shall be responsible for preparing and filing any and all Tax Returns that include the Group Members for the periods ending on or before the Closing Date, and shall be responsible for and shall pay all Taxes payable by the Group Members with respect to such Tax Returns. The Purchaser shall have a reasonable opportunity to review, comment upon and suggest changes or corrections to all such Tax Returns and amendments thereto prior to the filing thereof. From and after the Closing Date, the Purchaser shall (and shall cause each of the Group Members to) fully cooperate with and assist, and shall cause its officers and employees (and the officers and employees of the Group Members) to cooperate fully with and assist, the Seller and its representatives (including, without limitation, allowing access by the Seller and its representatives (including its counsel and independent auditors) to the books and records (written and computer) of the Group Members and allowing the Seller to make copies thereof), in connection with the preparation by the Seller of any Tax Returns required to be prepared by the Seller hereunder. The cooperation and assistance of the Purchaser and the Group Members and their respective officers and employees under this Section 8.04 shall be rendered during normal business hours and in a manner which does not materially disrupt the business and operations of the applicable Group Member. The Seller shall reimburse the Group Members for any extraordinary actual out-of-pocket expenses incurred by them in rendering such assistance and cooperation (however, such obligation shall not extend to any reimbursement of any cost or expense for time spent by officers or employees of the Group Members or the Purchaser or any administrative overhead of any Group Members or the Purchaser or any ordinary course fees and expenses). Except as provided in the immediately preceding sentence, the Seller shall not be charged with any cost or expense for the assistance rendered by the Purchaser or any of the Group Members in connection therewith.

                 (b) Except as provided in clause (a) of this Section 8.04, the Purchaser agrees to cause the Group Members to file all Tax Returns required to be filed by any of them after the Closing Date and to pay all Taxes due and payable by any of them after the Closing Date, including any Taxes that accrued prior to the Closing Date or that are otherwise allocable to any Seller Tax Period that does not end on or before the Closing Date. The Seller shall be given the opportunity to review, comment upon and suggest changes or corrections to, any Tax Returns covered by this Section 8.04(b) which include any Seller Tax Period (and the work papers of the Group Members and their accountants used in the preparation thereof), in each case prior to the filing thereof (but in no event less than 30 days prior to such filing). In the event of any dispute regarding the matters set forth in the immediately preceding sentence, the Independent Auditor shall be requested to make a determination resolving such dispute and the determination of the Independent Auditor of any such dispute shall be final and binding on the parties hereto. The fees and expenses of the Independent Auditor in resolving such dispute shall be borne 50% by the Seller and 50% by the Purchaser.

                 (c) Any refunds or credits of Taxes of any Group Member for any Seller Tax Period shall be for the account of the Seller. Applications for refunds of Taxes, and the filing of amended tax returns, reports and declarations, with respect to any Seller Tax Period shall be made and prosecuted only by the Seller. The Purchaser shall provide and shall cause each Group Member to provide to the Seller full cooperation and assistance in connection with any application for refund or amendment made or proposed to be made by the Seller as shall be requested by the Seller, including by causing each Group Member to authorize by appropriate powers of attorney such person as the Seller shall designate to represent such Group Member with respect to such refund claim, without charge for any cost or expense for assistance rendered by officers and employees of the Group Members in connection therewith. The Seller shall not seek any Tax refund, or amend any Tax Return, which would have the effect of increasing the Taxes of any Group Member for any taxable period (or portion thereof) beginning after the Closing Date; however, the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute. The Purchaser shall or shall cause each Group Member to forward to the Seller any refund of Taxes of any Group Member allocable to any Seller Tax Period within five days after such refund is received (or reimburse the Seller for any credit within five days after the credit is allowed or applied against other Tax liability). Notwithstanding the foregoing, the control of the prosection of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 9.03(d) hereof.

                 (d)      Section 338(h)(10)Election.

                 (i) If requested by Purchaser, Purchaser and RHCI shall join in an election (the "338(h)(10) Election") to have the provisions of Section 338(h)(10) of the Code apply to the acquisition of FPM and Subsidiaries. Purchaser shall be responsible for, and control, the preparation and filing of such election. RHCI and Seller shall execute and deliver to Purchaser such documents or forms (including
         Section 338 Forms, as defined below) as Purchaser shall request or as are required by applicable law for an effective 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, or other local Taxing Authority in connection with a 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto), that are required pursuant to Treasury Regulations. To the extent an election similar to the 338(h)(10) Election is available under any applicable state or local income Tax laws (which is not mandatory in the event of an election made under Section 338(h)(10) of the Code), and if such election will not give rise to double taxation of the Seller and/or any one or more Group Members, RHCI, Seller and Purchaser agree to join in making each such election (a "Non-Federal Election"). RHCI, the Seller, the Purchaser and FPM shall report the transaction consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision, as applicable, and agree not to take any action that could cause such elections to be invalid, and shall take no position contrary thereto on any Tax Return involving a jurisdiction for which such an election has been made.

                 (ii) The allocation of the adjusted deemed sales price among the assets of FPM and Subsidiaries shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Unless it would be unreasonable to do so, RHCI and the Seller shall accept Purchaser's determination of such purchase price allocations, and shall report, act, file in all respects and for all purposes consistent with such determination of Purchaser. The Seller shall cause a copy of a Form 8023-A to be attached to the Federal income tax return of that includes the Group Members for the periods ending on the Closing Date. The Seller acknowledges that, by virtue of the Election, FPM and the Subsidiaries shall recognize gain or loss with respect to the transaction as if they had sold all of their assets in the tax period covered by the Tax Return of the Seller that includes the Group Members for the period ending on the Closing Date. The Seller shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of the 338(h)(10) Election and any Non-Federal Elections made pursuant to the provisions of this Section 8.04(d).

                 (e) Neither the Purchaser nor any Group Member shall amend, or take any similar action with respect to, any Tax Return filed by the Seller or by any Group Member with respect to any Seller Tax Period without the prior written consent of the Seller; provided that the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute conducted in accordance with this Agreement.
Except as required by law, without the Seller's prior written consent, neither the Purchaser nor any Group Member shall take any position on any Tax Return, report or other declaration for any taxable period which might result in any:

                 (i) increase in Tax (over accruals therefor on the books and records of the Group Members as of the Effective Time) for any Seller Tax Period in:

                          A) the liability of the Seller or any Group Member in respect of the consolidated Federal income tax liabilities, or any state consolidated, combined or unitary income tax liabilities, of the Seller's (or RHCI's) tax group, as applicable, for periods while any Group Member was part thereof; or

                          B) the liability of the Seller or any Group Member in respect of any separate state, local or foreign Tax of any Group Member; or

                 (ii) reduction in any Tax attributes to which the Seller, its corporate parent or any Group Member may be entitled with respect to any Seller Tax Period.

         8.5 HSR Filing. The parties hereto recognize that a pre-merger notification must be filed with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act and the Seller and the Purchaser hereby agree to fully cooperate with each other to supply and file the required documentation. The parties hereto agree that, promptly following the execution of this Agreement by all parties (but in no event later than five (5) business days following such execution), the Purchaser and the Seller will prepare and file with the FTC and the DOJ all required documents under the HSR Act, including a complete notification and report form, will seek early termination of the HSR Act waiting period in connection with such filing, will fully cooperate with each other in connection with the preparation and filing of such documents, and will use their respective best efforts to promptly comply with all formal or informal requests for additional information by the FTC or the DOJ in respect of such filing.

         8.6     Certain Assets.  Seller acknowledges that the assets shown on
Schedule 2.09 located at the corporate offices of Seller, consisting of certain computer equipment are assets of FPM used solely in its business operations. Seller agrees that Purchaser shall have the right to access to such assets and to continue the use of such assets at such location for a period of sixty (60) days after the Closing Date. Purchaser agrees that it shall relocate such assets on or before the expiration of such sixty (60) day period.


                                  SECTION IX.

                                INDEMNIFICATION

         9.1     Indemnification by the Seller and RHCI.

                 (a) After the Closing Date, the Seller and RHCI shall, jointly and severally, indemnify and hold harmless the Purchaser (and its employees, officers, partners, directors, shareholders, agents and representatives and all Affiliates thereof) and the Group Members (collectively, the "Purchaser Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties, to the extent that the Damages are sustained or incurred by reason of
(i) the breach by the Seller or RHCI of any of their respective covenants or agreements hereunder (other than the provisions of Section 7.03 as to which this Section IX shall not be applicable), (ii) the breach of any of the representations or warranties made by the Seller in

Section II(A) or RHCI in Section II(B) hereof provided, however, that for the purposes of the indemnification obligations of the Seller and RHCI under this
Section 9.01(a)(ii) any materiality standard contained in any such representation or warranty shall be disregarded, (iii) any liability (as a result of Treasury Regulation Section
 1.1502-6(a) or otherwise) for Taxes of the Seller or any other corporation which is or has been affiliated with the Seller (other than any of the Group Members) except to the extent that any such liability is sustained or incurred by reason of any breach by the Purchaser of any of its covenants or agreements under Section 8.04 hereof, or (iv) any of the matters disclosed on Schedule
2.15 marked with an asterisk, including without limitation, defense costs.

                 (b) From and after the Closing Date, the Seller and RHCI, jointly and severally, shall indemnify and hold harmless the Purchaser and the Group Members from any and all federal, state and local income Taxes (including, without limitation, any obligation to contribute to the payment of any income Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Group Members) which are imposed on any Group Member, or for which any Group Member may otherwise be liable, resulting from the making of the 338(h)(10) Election (or analogous provision of state or local law), except to the extent that any such liability is sustained or incurred by reason of any breach by the Purchaser of any of its covenants or agreements under Section 8.04 hereof.

                 (c) The Seller and RHCI, jointly and severally, shall indemnify and hold harmless the Purchaser and the Group Members of and from any and all liabilities or obligations of any kind arising out of or resulting from the closing of the clinics referenced in Schedule 2.06 including, without limitation, the two Lease Agreements and the Termination and Settlement Agreement referenced on Schedule 2.06 as resulting from the closing of the clinical offices.

         9.2 Indemnification by the Purchaser. After the Closing Date, the Purchaser and the Group Members shall indemnify and hold harmless the Seller and its employees, officers, partners, directors, shareholders, agents and representatives and all affiliates thereof (collectively, the "Seller Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Seller Indemnified Parties, to the extent that such Damages are sustained or incurred by reason of (a) the breach by the Purchaser or any Group Member of any of their respective covenants or agreements hereunder or (b) the breach of any of the representations or warranties made by the Purchaser in Section III(A) hereof.

         9.3     Procedure for Indemnification.

                 (a) Except as provided in clause (d) of this Section 9.03 (relating to Taxes), in the event that any party hereto or other Purchaser Indemnified Party or Seller Indemnified Party reasonably believes that such party has a claim for Damages in respect of which indemnity may be sought by such party pursuant to this Section IX (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the party(s) providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (an "Indemnity Notice"). Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnified Party and no Seller Indemnified Party shall be entitled to assert a claim for indemnification unless the Damages which are the subject of an individual claim or the subject of one or more claims in the aggregate asserted simultaneously exceed $25,000. An indemnitee shall be entitled to assert one or more unrelated claims for indemnification simultaneously so long as the aggregate amount of all such claims exceed $25,000. In the case of third party claims, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 30 days after the discovery by the Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by such delay or failure to notify. Any Indemnity Notice shall (i) state (with reasonable specificity) the basis on which indemnification is being asserted,
(ii) set forth the amount of Damages for which indemnification is being asserted and (iii) in the case of third party claims, be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee.

                 (b) In the case of third party claims the Indemnitee shall give the Indemnitor the right (i) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, unless, in the case the Seller is the Indemnitor, such settlement only involves the payment of money, in which event the Seller shall have the right to settle any such claim without the consent of the Indemnitee, and (iii) to employ counsel selected by the Indemnitor, after reasonable consultation with the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise. The Indemnitor shall, within 30 days of receipt of an Indemnity Notice in respect of such claim (the "Indemnity Notice Period"), notify the Indemnitee in writing of its intention to assume the defense of such claim. In the event that the Indemnitor does assume the defense as provided above, the Indemnitee shall have the right to participate fully in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitor shall fully cooperate with the Indemnitee in connection with such participation. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor will assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, provided that the Indemnitee shall not settle any such claim without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. In the event that the Indemnitor does not assume the defense as provided above, the Indemnitor shall have the right to participate fully in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitee shall fully cooperate with the Indemnitor in connection with such participation, and in all cases the Indemnitee shall keep the Indemnitor fully informed as to all matters concerning such third party claim and shall promptly notify the Indemnitor in writing of any and all significant developments relating thereto. Within 30 days after the Determination Date with respect to a third party claim, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee.

                 (c) In the event that liability hereunder does not involve a third party claim, the Indemnitor shall within 30 days after the date of receipt of an Indemnity Notice respond in writing to the Indemnitee (the "Indemnity Response") and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. Within 30 days following the receipt of the Indemnity Response by the Indemnitee, representatives of the Indemnitor and Indemnitee shall meet to attempt to resolve through good faith negotiations the applicable indemnification claims. The parties shall negotiate in good faith for up to 60 days in an attempt to reach a settlement of any disputed matter.

In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Section IX, the parties shall proceed in accordance with Section XV of this Agreement.

                 (d) In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller is or may be liable pursuant to this Agreement, Purchaser shall promptly inform Seller of the nature of such proceeding, and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Proceedings. If notice is not given to the Seller within a sufficient period of time to allow the Seller effectively to contest such proceeding, the Seller shall not be liable to indemnify any Purchaser Indemnified Party to the extent that the Seller's position or defense is prejudiced as a result thereof. Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Proceeding to the extent such Proceeding may affect either the amount of Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. If reasonably requested by Purchaser, Seller shall provide to Purchaser an opinion in form and content reasonably acceptable to Purchaser from counsel that there is substantial authority for the position that Seller is taking with respect to such action, and Purchaser need not and Seller shall not take such action until such opinion is delivered to Purchaser. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled jointly by Seller and Purchaser. Notwithstanding any provision of this Section 9.03(d) to the contrary, Seller shall not have the right to enter into any settlement of any Proceeding if, as a result of such settlement, the Taxes payable by Purchaser or any Group Member for a taxable period for which Seller is not obligated to indemnify Purchaser or such Group Member pursuant to
Article IX would be likely to be increased unless Seller agrees to indemnify the affected party (the Purchaser or the affected Group Member, as the case may be) for all such increases in Taxes. By written notice to Seller, Purchaser shall have the right to instruct Seller to forego Proceedings with respect to one or more items for which Seller may be liable to indemnify Purchaser. Such notice shall constitute a waiver of the right of Purchaser to indemnification for any Taxes arising out of such item for the period or periods involved, but shall not otherwise waive any rights of Seller under this section.

         9.4 Limits on the Liability of the Seller. Subject to the terms hereof (including Sections 4.05 and 9.07 hereof), the aggregate liability of the Seller for Damages or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby is, and shall be, limited to an aggregate amount (the "Seller's Liability Amount") equal to the Purchase Price, and the Purchaser, on behalf of itself, its Affiliates and all Purchaser Indemnified Parties, agrees not to seek any Damages in excess of the Seller's Liability Amount for any and all Damages sustained or incurred by any Purchaser Indemnified Party for any breach or liability under this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby or otherwise.

         9.5     Other Limits on Indemnification.

                 (a) Notwithstanding anything in this Section IX to the contrary, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 9.01 hereof and no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 9.02 hereof, in each case, unless and until the aggregate amount of all Damages to which such indemnification relates exceeds an aggregate amount (the "Basket Amount") equal to $200,000 and then the Seller's, RHCI's, and the Purchaser's liability for indemnification under this Section IX shall be limited to the amount that the Damages sustained or incurred by the party seeking indemnification exceed the Basket Amount; provided that such limitation and the Basket Amount shall not apply to claims (i) arising under Section 9.01(a)(i) out of the failure of Seller to perform its obligations under
Section 8.04 with respect to the payment of income Taxes, Section 9.01(a)(iv),
Section 9.01(b), Section 9.01(c) or Section 10.01, (ii) arising under Section 8.02, Section 9.02 out of a breach by the Purchaser of its obligations under
Section 8.04 or Section 10.02, or (iii) relating to the payment of the Post-Closing Adjustment Amount under Section XII of this Agreement.

                 (b) The representations and warranties contained in or made pursuant to this Agreement shall survive the consummation of this Agreement and the Closing hereunder for a period of two (2) years from the Closing Date and shall expire at midnight on the second anniversary of the Closing Date, provided that the representations and warranties contained in Sections 2.07 and 2.22 shall survive for the applicable statute of limitations, and provided further that if written notice is properly given under this
Section IX with respect to any alleged breach of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty with respect to such specified matter only shall continue indefinitely until the applicable claim is finally resolved.

         9.6 Losses Net. The amount of any Damages for which indemnification is provided under this Section IX shall be net of Tax benefits to be received by the Indemnitee, and net of any amounts recoverable by the Indemnitee under insurance policies with respect to such Damages.

         9.7 Sole and Exclusive Remedy. After the Closing Date, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby (other than disputes arising under Section 1.04, 8.04(b) and Article XII which disputes shall be resolved as set forth in such sections) shall be in accordance with, and limited by, the applicable provisions set forth in Section 8.02, in this
Section IX, in Section X and in Section XII.


                                   SECTION X.

                              BROKERS AND FINDERS

         10.1 The Seller's Obligations. Neither the Purchaser nor any Group Member shall have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under the Seller or any Group Member in connection with the sale of the Shares contemplated by this Agreement and the transactions contemplated herein, and the Seller hereby agrees to defend, indemnify and hold the Purchaser harmless from any Damage sustained or incurred by the Purchaser by reason of any such claim for any such fee or other compensation.

         10.2 The Purchaser's Obligations. The Seller shall not have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under the Purchaser (or any Affiliate thereof) in connection with this Agreement and the transactions contemplated herein, and the Purchaser hereby agrees to defend, indemnify and hold the

Seller harmless from any Damage sustained or incurred by the Seller by reason of any such claim for any such fee or other compensation.


                                  SECTION XI.

                           NON-COMPETITION AGREEMENT

        11.1 Noncompete Agreement. (a) Following the consummation of the transactions contemplated hereby, and in consideration thereof, neither RHCI, Seller or any other subsidiary of RHCI (collectively, the "Section XI Persons") shall (a) subsequent to the date of the Closing and until two years after the date of the Closing (the "Noncompete Period"), (x) engage, directly or indirectly, whether as employer, consultant, principal, agent, distributor, representative, consultant, partner, stockholder, limited partner or other investor (other than an investment of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), in any activity or business venture involving the provision of Managed Services (as hereinafter defined) which is in competition in the geographic region where the Purchaser, the Group Members or any other subsidiary of the Purchaser (hereinafter referred to collectively as the "Purchaser Group") then conduct Managed Services or (y) solicit any then current employee of Purchaser, any Group Member, or any other subsidiary of Purchaser engaged in Managed Services (provided, however, that no Section XI Person shall be deemed to have breached this covenant if the contact with any such person referred to in this clause (y) is initiated by such person or if such contact was initiated by any
Section XI Person after such person was no longer employed by Purchaser, any Group Member or any other subsidiary of Purchaser engaged in Managed Services), or (z) solicit away from any Group Member or any other subsidiary of Purchaser any third party payor or other customer or client of any Group Member as of the Closing Date, either for its own account or for any person, firm or corporation (it being understood and agreed that soliciting any such third party payor, customer or client with respect to services or products other than those Managed Services being provided by the Group Members as of the Closing Date is not prohibited by this clause (z) or soliciting any third party payor, customer or client who at the time of such solicitation is no longer a third party payor, customer or client of the Purchaser Group is not prohibited by this clause (z)). Because the remedy at law for any breach of the foregoing provisions of this Section XI would be inadequate, each of the Seller and RHCI hereby consents, in case of any such breach, to the granting of specific enforcement, including, but not limited to, pre-judgment injunctive relief, of such provisions provided that Purchaser shall not be limited to equitable relief as its sole and exclusive remedy for a breach of this Section XI but shall be entitled to exercise any and all remedies which may be available to it under applicable law.

                 (b) Notwithstanding anything in Section 11.01(a) to the contrary, nothing in Section 11.01(a) shall prohibit or be deemed to prohibit the Seller, RHCI or any other Section XI Person from engaging, directly or indirectly, whether as principal, agent, distributor, representative, consultant, partner, stockholder, limited partner or other investor or otherwise in any activity or business venture involving the provision of Ramsay Services (as hereinafter defined).

         11.2 Certain Definitions. For purposes hereof, (a) Managed Services shall mean: (i) arranging for the provision of mental health and/or substance abuse treatment for members, beneficiaries, clients, or employees, as the case may be, of any health insurance companies, health maintenance organizations, self-insured employers, health cooperatives, health care alliances, or other third-party (each, a "Third-Party Payor") pursuant to contracts, agreements or arrangements with such Third Party Payor; (ii) providing mental health and/or substance abuse administrative services (e.g. utilization review and case management) to or on behalf of such Third-Party Payor pursuant to contracts, agreements or arrangements with such Third Party Payor; or (iii) providing (other than as a direct provider of medical services) an employee assistance program to or on behalf of such Third-Party Payor and (b) Ramsay Services shall mean: the provision and management of programs and services for at-risk, troubled youth and adolescents and the operation and management of psychiatric health care facilities and units and the related provision and management of behavioral health care services.

         11.3 Reasonableness; Reformation. Seller and RHCI each severally acknowledge and agree that (i) the provisions of this Section XI are ancillary to the transaction pursuant to which Seller sold and Purchaser acquired the Shares, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of Purchaser and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Section XI are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against him.


                                  SECTION XII.

                            POST-CLOSING ADJUSTMENT

         12.1 Post-Closing Adjustment. The Seller and the Purchaser covenant and agree that certain post-closing payments shall be payable based on the following terms and conditions:

                 (a) In the event that one or more contracts are executed and delivered prior to July 1, 1999 between a customer listed on Schedule 12.01 and a Group Member, Purchaser or any subsidiary or Affiliate of Purchaser (a "Development Contract"), then the Purchaser shall, subject to the terms and conditions of this Article XII, pay to the Seller an amount equal to the product of (i) the aggregate number of covered lives covered by all such Development Contracts on July 1, 1999 in excess of 70,000 lives times (ii) $16.91. In the event that a Development Contract is executed by an Affiliate of FPM which is not wholly-owned by a Group Member, then for the purposes of this Section XII the number of covered lives covered by such Development Contract shall be determined by multiplying such covered lives by a percentage equal to the membership or partnership equity percentage interest that a Group Member owns in such Affiliate. Additionally, in the event that Purchaser elects to withdraw the notice of intent to terminate the FPM Customer Contract with Apex Health Care of Alabama, Inc. and the FPM Customer Contract with Apex Health Care of Mississippi, Inc. and such parties accept the withdrawal of the notice of intention to terminate such FPM Customer Contracts with the effect that on June 30, 1998 both such FPM Customer Contracts do not terminate but remain in full force and effect, then for the purposes of this Section 12.01(a) the payment to the Seller shall be calculated by utilizing the aggregate number of cover lives covered by all such Development Contracts on July 1, 1999 in excess of 26,000 lives, representing a reduction of the 70,000 lives set forth in Section 12.01(a)(i) above by 44,000 as a result of the continuation and non-termination on June 30, 1998 of such two FPM Customer Contracts. Purchaser shall notify Seller in writing on or before July 15, 1998 of the status of such FPM Customer Contracts on June 30, 1998 for the purposes hereof.

                 (b) In the event that the aggregate number of lives covered by the FPM Customer Contracts with PacifiCare of Utah, a division of PacifiCare Health System, Inc. and Talbert Medical Group listed on Schedule
2.10 (collectively, the "PacifiCare Contract") on July 1, 1999 is less than 149,000, then the Seller shall, subject to the terms and conditions of this
Article XII, pay to the Purchaser an amount equal to the product of (i) the number by which the aggregate number of lives covered by the PacifiCare Contract on July 1, 1999 is less than 149,000 times (ii) $16.91.

                 (c) The amounts payable under Subsection (a) and (b) above shall be determined as of July 1, 1999 and offset against each other and the net amount shall be payable by Seller or Purchaser, as the case may be.
The net amount payable shall be the "Post-Closing Adjustment Amount;" provided, however, that the Post-Closing Adjustment Amount payable by either Seller or Purchaser shall be limited to a maximum of $2,000,000.

                 (d) The Purchaser shall furnish to the Seller on or before July 15, 1999 a certificate signed by the chief financial officer of the Purchaser setting forth (i) each Development Contract that has been signed prior to July 1, 1999, (ii) the total number of lives covered by each Development Contract on July 1, 1999, (iii) the total number of covered lives covered by the PacifiCare Contract on July 1, 1999, (iv) a calculation of the Post-Closing Adjustment Amount based thereon, and (v) copies of all the customer censuses. The determination of the total number of lives covered by the Development Contracts and the PacifiCare Contract shall be determined by the census under such contract as of July 1, 1999, as submitted in writing by the customer to the Group Member for the purpose of determining the fee due under such respective contract. The Seller shall have until on or before July 30, 1999 to dispute the calculation of the Post-Closing Adjustment Amount by Purchaser. If Seller disputes any aspect of the calculation of the Post-Closing Adjustment Amount by Purchaser, whether relating to the existence of a Development Contract, number of lives covered by a Development Contract or the PacifiCare Contract, or the calculation of the Post-Closing Adjustment Amount, then the Seller shall deliver a written notice of such dispute to Purchaser on or before July 30, 1999. Such written notice shall specify in reasonable detail the specific aspect of the calculation of the Post-Closing Adjustment Amount or otherwise that Seller disputes.

                 (e) In the event that the Seller does not dispute the calculation of the Post-Closing Adjustment Amount by Purchaser then the Post-Closing Adjustment Amount shall be payable by Purchaser or Seller, as the case may be, on July 31, 1999 by wire transfer of immediately available funds in such amount, subject to the proviso set forth in subsection (c) above. In the event that the Seller disputes the calculation of the Post-Closing Adjustment Amount, then the determination thereof shall be made by arbitration pursuant to Article XV hereof; provided that such arbitration shall be limited to the specific aspects of such calculation that Seller specified as being in dispute in its written notice and provided further that the Post-Closing Adjustment Amount shall be payable on or before three (3) business days after the entry of such determination by the arbitrators and shall bear interest from and after July 31, 1999 at the rate per annum equal to the prime rate of Chase

Manhattan Bank (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed from such date to the date of payment.

             (f) Any Post-Closing Adjustment Amount payable by Seller shall not be paid out of the Indemnity Escrow Deposit.

     12.2 Access by Seller. For the purposes of reviewing the calculation of the Post-Closing Adjustment Amount, the Purchaser shall (and shall cause each of the Group Members to), during normal business hours and upon reasonable notice, make available to Seller and its representatives (including, without limitation, counsel and independent auditor) provide access to the offices of the Group Members and Purchaser and to all information, files, documents and records of the Group Members and Purchaser relating to the calculation of the Post-Closing Adjustment Amount.

     12.3 Guaranty of RHCI. RHCI unconditionally and absolutely guarantees the performance by Seller of its obligations under this Article XII including, without limitation, payment of the Post-Closing Adjustment Amount.



                                 SECTION XIII.

                                 MISCELLANEOUS

     13.1 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, or by overnight courier as follows:

                 (a)      if to the Seller:

                          Ramsay Managed Care, Inc.
                          Columbus Center
                          One Alhambra Plaza, Suite 750
                          Coral Gables, Florida 33134
                          Attention:  President
                          Telecopy:  (305) 569-4647
                          with a copy to:

                          Haythe & Curley
                          237 Park Avenue
                          New York, New York  10017
                          Attention:  Bradley P. Cost, Esq.
                          Telecopy:   (212) 682-0200

                 (b)      if to the Purchaser:

                          Horizon Health Corporation
                          National Support Center
                          1500 Waters Ridge Drive
                          Lewisville, Texas  75057-6011
                          Attention:       Mr. James W. McAtee
                                           Executive Vice President
                          Telecopy:  (972) 420-8282


                          with a copy to:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas 75202
                          Attention:  David K. Meyercord, Esq.
                          Telecopy:  (214) 651-4330

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     13.2 Entire Agreement. This Agreement, the Schedules and the Exhibits hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and, except for that certain Confidentiality Agreement dated February 18, 1998 between RHCI and the Purchaser (the "Confidentiality Agreement"), which shall remain in full force and effect, supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     13.3 Assignment. This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by all of the parties hereto; provided that Purchaser may assign this Agreement to a wholly-owned subsidiary but any such assignment shall not release Purchaser from any of its obligations under this Agreement or delay the Closing.

     13.4 Further Action. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

     13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.6 Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs. In the event that there are any direct or indirect real property transfer, personal property transfer or other similar transfer taxes payable in connection with the transactions contemplated hereby, such taxes shall be paid one-half by the Purchaser and one-half by the Seller.

     13.7 Schedules and Exhibits. All Schedules and Exhibits to this Agreement are integral parts of this Agreement. Any item disclosed hereunder (including on any Schedule hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced. Without limiting the generality of the foregoing, the fact that any disclosure on any of the Schedules is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on the Schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. Notwithstanding anything contained herein to the contrary, the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that it limits the scope of a representation or warranty. Purchaser acknowledges that certain agreements and documents listed on the Schedules are not attached to the Schedules, but were previously delivered or made available to Purchaser by the Seller in connection with the due diligence investigation conducted by Purchaser prior to the Closing. The Schedules delivered pursuant to this Agreement shall not be attached hereto but shall be delivered separately accompanied by a certificate executed by the Seller or the Purchaser, as the case may be to the effect that such constitutes the Schedules to this Agreement and constitute a part hereof. Nothing contained in this Agreement shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by the Seller and RHCI herein.

     13.8 Invalidity, Etc. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     13.9 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions and principles thereof.

     13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     13.12 Construction. The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.


                                  SECTION XIV.

                                  DEFINITIONS

     14.1 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

     "Actions" shall have the meaning set forth in Section 2.15 hereof.

     "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

     "Applicable Law" shall mean the collective reference to any law, rule, regulation, ordinance, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, in each case excluding any and all Environmental Laws.

     "Base Net Worth" shall mean $7,312,904 representing the amount determined from the FPM Balance Sheet by deducting the liabilities of the Group on a consolidated basis from the assets of the Group on a consolidated basis but disregarding for the purposes of such calculation all intercompany accounts and payables reflected on the FPM Balance Sheet whether in the asset or the liability sections thereof.

     "Basket Amount" shall have the meaning set forth in Section 9.05 hereof.

     "Beneficiary" shall mean the person(s) or entity designated by an Employee, Former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

     "Best Efforts" or "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful.

     "Claims" shall have the meaning set forth in Section 2.22 hereof.

     "Closing" and "Closing Date" shall have the meanings set forth in Section
4.01 hereof.

     "Closing Balance Sheet" shall have the meaning set forth in Section 1.04(a) hereof.

     "Closing Net Worth" shall mean the consolidated assets of the Group minus the consolidated liabilities of the Group as of the Closing Date excluding, however, for all purposes of such calculation all intercompany accounts and payables (whether reflected in either the asset or liability sections of the Closing Balance Sheet) (immediately prior to the Closing and without giving effect to Section 1.06 hereof), all determined in accordance with GAAP, and in a manner consistent with the preparation of the February 28, 1998 balance sheet included in the Financial Statements, but only to the extent not contrary to GAAP.

     "Closing Purchase Price" shall have the meaning set forth in Section 1.03 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall have the meaning set forth in the recitals hereof.

     "Confidentiality Agreement" shall have the meaning set forth in Section
13.02 hereof.

     "Contracts" shall have the meaning set forth in Section 2.10 hereof.

     "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through stock ownership, voting rights, governing boards or otherwise.

     "Damages" shall mean any and all losses, claims, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, and other reasonable out-of-pocket costs and expenses incurred in connection with investigating or defending any action, suit or proceeding, commenced or threatened, but excluding punitive or consequential losses or damages.

     "Determination" shall mean (a) the final non-appealable judgment by a court of competent jurisdiction or arbitrator with respect to any claim covered by Section IX hereof or (b) a compromise and settlement agreement executed and delivered by both Indemnitor and Indemnitee with respect to any claim covered by Section IX.

     "Determination Date" shall mean the date the Determination is final, legally binding, and non-appealable.

     "Development Contract" shall have the meaning set forth in Section 12.01(a) hereof.

     "Dispute Notice" shall have the meaning set forth in Section hereof.

     "DOJ" shall have the meaning set forth in Section 8.05 hereof.

     "DOL" shall have the meaning set forth in Section 2.12(l) hereof.

     "Effective Time" shall mean the close of business Eastern Standard Time on the Closing Date.

     "Elections" shall have the meaning set forth in Section 8.04(d) hereof.

     "Employees" shall mean all individuals with whom a Group Member maintains, on the Closing Date, an employer- employee relationship, including any individuals on lay-off, disability or leave of absence, whether paid or unpaid.

     "Environmental Laws" shall have the meaning set forth in Section 2.16(c) hereof.

     "Environmental Permits" shall have the meaning set forth in Section 2.16(c) hereof.

     "ERISA" shall have the meaning set forth in Section 2.11 hereof.

     "Escrow Agent" shall have the meaning set forth in Section 1.02 hereof.

     "Escrow Agreement" shall have the meaning set forth in Section 1.02 hereof.

     "Financial Statements" shall have the meaning set forth in Section 2.04 hereof.

     "Former Employees" shall mean all individuals as to whom an employer-employee relationship with any Group Member existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

     "FTC" shall have the meaning set forth in Section 8.05.

     "45-Day Period" shall have the meaning set forth in Section 1.04(c) hereof.

     "FPM" shall have the meaning set forth in the recitals hereof.

     "FPM Balance Sheet" shall have the meaning set forth in Section 2.04 hereof.

     "FPM Customer Contracts" shall have the meaning set forth in Section 2.10 hereof.

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, domestic or foreign.

     "Group" shall mean FPM and the Subsidiaries, taken as a whole.

     "Group Member" shall mean, individually, FPM and each of the Subsidiaries.

     "Hazardous Substances" shall have the meaning set forth in Section 2.16(c) hereof.

     "HMO" shall have the meaning set forth in Section 2.12(i) hereof

     "HSR Act" shall have the meaning set forth in Section 2.24 hereof.

     "Indemnification Matter" shall have the meaning set forth in Section 9.03(a) hereof.

     "Indemnitee" shall have the meaning set forth in Section 9.03(a) hereof.

     "Indemnitor" shall have the meaning set forth in Section 9.03(a) hereof.

     "Indemnity Escrow Amount" shall have the meaning set forth in Section 1.02 hereof.

     "Indemnity Escrow Deposit" shall have the meaning set forth in Section 1.02 hereof.

     "Indemnity Notice" shall have the meaning set forth in Section 9.03(a) hereof.

     "Indemnity Notice Period" shall have the meaning set forth in Section 9.03(b) hereof.

     "Indemnity Response" shall have the meaning set forth in Section 9.03(c) hereof.

     "Independent Auditor" shall have the meaning set forth in Section 1.04(d) hereof.

     "Independent Auditor's Determination" shall have the meaning set forth in
Section 1.04(d) hereof.

     "Intellectual Property" shall have the meaning set forth in Section 2.18 hereof.

     "Interim Period" shall have the meaning set forth in Section 8.04 hereof.

     "Lien" shall mean any mortgage, pledge, encumbrance, charge or other security interest of any kind or nature whatsoever.

     "Managed Services" shall have the meaning set forth in Section 11.02 hereof.

     "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Group, taken as a whole, and in any case after application of the proceeds of any insurance or indemnity under any contract or agreement to which any Group Member, the Seller or the Purchaser (or any Affiliate thereof) is a party; provided that the term "Material Adverse Effect" as used herein shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which any Group Member engages, or seasonality of the businesses of any Group Member. Material Adverse Change shall also have the meaning set forth in Section 6.07 hereof for the purposes of Section 6.07.

     "Multiemployer Plans" shall have the meaning set forth in Section 2.12(a) hereof.

     "Noncompete Period" shall have the meaning set forth in Section 11.01 hereof.

     "PacifiCare Contract" shall have the meaning set forth in Section 12.01(b) hereof.

     "PBGC" shall have the meaning set forth in Section 2.12(b).

     "Pension Plan" shall have the meaning set forth in Section 2.11 hereof.

     "Permits" shall have the meaning set forth in Section 2.16(b) hereof.

     "Permitted Liens" shall mean:

            (a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to contested taxes are maintained on the books of any Group Member;

            (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (c) easements, rights-of-way, restrictions and other similar encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of Group are not material, and which, in the case of such encumbrances on the assets or properties of any Group Member, do not materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets;

            (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

            (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

            (f) statutory and contractual Liens on the property of any Group Member in favor of landlords securing leases.

     "Premises" shall have the meaning set forth in Section 2.16(c) hereof.

     "PsychTrac Property" shall have the meaning set forth in Section 5.09 hereof.

     "PPO" shall have the meaning set forth in Section 9.03(d) hereof.

     "Post-Closing Adjustment Amount" shall have the meaning set forth in
Section 12.01 hereof.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section
9.01 hereof.

     "Purchase Price" shall have the meaning set forth in Section 1.03 hereof.

     "Purchaser Group" shall have the meaning set forth in Section 11.01 hereof.

     "Ramsay Services" shall have the meaning set forth in Section 11.02 hereof.

     "Real Property Leases" shall have the meaning set forth in Section 2.08 hereof.

     "Schedules" shall mean the Schedules attached hereto and made a part of this Agreement.

     "Section XI Persons" shall have the meaning set forth in Section 11.01 hereof.

     "Section 338 Forms" shall have the meaning set forth in Section 8.04(d).

     "Securities Act" shall have the meaning set forth in Section 3.06 hereof.

     "Seller Indemnified Parties" shall have the meaning set forth in Section
9.02 hereof.

     "Seller Tax Period" shall mean and include any and all periods ending on or before the Closing Date, and in addition, the portion of any taxable period that includes, but does not end on or before, the Closing Date that consists of a partial period deemed to end on the Closing Date; provided that in the case of any Seller Tax Period that does not end on or before the Closing Date, for purposes hereof the books and records of the relevant Group Member(s) shall be deemed to have been closed at and as of the Closing Date.

     "Seller's Health Plan" shall have the meaning set forth in Section 8.05 hereof.

     "Seller's Liability Amount" shall have the meaning set forth in Section
9.04 hereof.

     "Service" shall mean the Internal Revenue Service.

     "Shares" shall have the meaning set forth in the recitals hereof.

     "60-Day Period" shall have the meaning set forth in Section 1.04(a) hereof.

     "Statement of Closing Net Worth" shall have the meaning set forth in
Section 1.04(a) hereof.

     "Subsidiary" and "Subsidiaries" shall have the meanings set forth in
Section 2.01 hereof.

     "Taxes" shall have the meaning set forth in Section 2.07 hereof.

     "Tax Claim" shall have the meaning set forth in Section 9.03 hereof.

     "Tax Notice" shall have the meaning set forth in Section 9.03(d) hereof.

     "Tax Notice Period" shall have the meaning set forth in Section 9.03(d) hereof.

     "Tax Returns" shall have the meaning set forth in Section 2.07 hereof.

     "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated as of October 25, 1994, by and between the Seller and RHCI.

     "Termination Date" shall have the meaning set forth in Section 4.02(b) hereof.

     "Third Party Payor" shall have the meaning set forth in Section 11.02 hereof.

     "30-Day Period" shall have the meaning set forth in Section 1.04(d) hereof.

     "Welfare Plan" shall have the meaning set forth in Section 2.11 hereof.


                                  SECTION XV.

                                  ARBITRATION

     15.1 Arbitration Procedure. In the event of a dispute regarding any matters arising out of or relating to this Agreement, except as set forth in
Section 1.04(d) (including, but not limited to, actions for injunctive or declaratory relief) (hereinafter collectively "arbitrable issues") that cannot be settled by agreement between the parties, such controversy or dispute shall be submitted for arbitration in Atlanta, Georgia, and for this purpose each party hereby expressly consents to such arbitration in such forum. The arbitration process shall proceed as follows:

             (a) Step One. In the event of a dispute, the disputing party (herein so called) may at any time notify the other party ("answering party") in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within ten (10) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, the answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in dispute and identifying the name and address of the arbitrator selected by such answering party.

             (b) Step Two. The two (2) arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of the answering party's written notice as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral third arbitrator. If said arbitrators are unable to choose a neutral third arbitrator, any party may request the American Arbitration Association ("AAA") to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood that in such AAA selection process the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in metropolitan Dallas, Texas) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten (10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

             (c) Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

    15.2 Self-Execution. It is expressly understood between the parties that this Section XV is a self- executing arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Section XV.

    15.3 Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section 15.01 above, each party shall pay its pro rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section 15.01 above; otherwise, each party shall bear its own costs and expenses in connection with any proceedings under this Section XV and, in any event, each party shall pay the fees of the arbitrator it selects.

    15.4 Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

    15.5 Entry of Award. Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

    15.6 Injunctive Relief. Notwithstanding the provisions of this Section XV to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed by the parties hereto as of the date first above written.

                                           SELLER:

                                           RAMSAY MANAGED CARE, INC.



                                           By: /s/ Luis E. Lamela
                                              ---------------------------------
                                            Name:  Luis E. Lamela
                                            Title: Chief Executive Officer


                                           PURCHASER:

                                           HORIZON HEALTH CORPORATION



                                           By  /s/ James W. McAtee
                                             ----------------------------------
                                            Name:  James W. McAtee
                                            Title: Executive Vice President



Acknowledged and, solely
for purposes of Sections II(B)
IX, X, XI XII, XIII and XV hereof,
Agreed to:

RAMSAY HEALTH CARE, INC.



By: /s/ Luis E. Lamela
   ---------------------------------------------
   Name: Luis E. Lamela
   Title:   Chief Executive Officer